EXECUTION COPY

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                            ASSET PURCHASE AGREEMENT
                            Dated as of March 2, 2005

                                      among


                                     BUYER:

                        UNITED FUEL & ENERGY CORPORATION



                                    COMPANY:

                                CLARK OIL COMPANY

                                  STOCKHOLDER:

                              WILLIAM H. CLARK, JR.

                                       and

                                 MARTIN T. CLARK

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                            ASSET PURCHASE AGREEMENT

      THIS ASSET PURCHASE AGREEMENT dated as of March 2, 2005 (this "Agreement"), is by and among United Fuel & Energy Corporation, a Texas corporation ("Buyer"), Clark Oil Company, an Oklahoma corporation (the "Company"), and William H. Clark, Jr. and Martin T Clark (individually and collectively, the "Stockholder").

      WHEREAS, the Company desires to sell, and Buyer desires to purchase, all of the Company's assets used in its lubricants, gasoline and diesel business (the "Business"), on the terms and conditions hereinafter set forth;

      WHEREAS, the Stockholder owns all of the issued and outstanding capital stock of the Company;

      NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

                                   ARTICLE I.
                           SALE AND PURCHASE OF ASSETS

      Section 1.1. Sale and Purchase of Assets.

            (a) Purchased Assets. The Company hereby agrees to sell to Buyer, and Buyer agrees to purchase from the Company, on the terms and conditions set forth in this Agreement and for the consideration described in Section 1.2, the following assets of the Company (collectively, the "Purchased Assets"), free and clear of all Encumbrances whatsoever other than Permitted Encumbrances:

                  (i) all of the inventory relating to the Business which is owned by the Company on the Closing Date (as defined below);

                  (ii) the real property described on Schedule 1.1(a)(ii) (the "Owned Real Property");

                  (iii) all of the fixed assets and tangible personal property used in the Business and owned by the Company on the Closing Date including, without limitation, those assets listed or described on Schedule 1.1(a)(iii) (the "Tangible Property");

                  (iv) all of the Company's right, title and interest in and to the following contracts (or in the case of contracts that do not relate exclusively to the Business, the portion of the Company's right, title and interest in and to such contracts to the extent related to the Business) as of the Closing Date (collectively, the "Assigned Contracts"):

                        (A) all contracts, purchase orders and commitments issued or made by customers to the Company (including accounts receivable if Buyer elects to purchase them pursuant to Section 1.4);


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                        (B) all contracts, purchase orders and commitments
      issued or made by the Company to suppliers;

                        (C) all leases relating to real property described on
      Schedule 1.1(a)(iv)(C) (the "Leased Real Property" and, together with the "Owned Real Property", the "Real Property"), which leases are described on such schedule;

                        (D) all leases, franchises, licenses, contracts or other arrangements to which the Company is a party pursuant to which any item of tangible personal property used in the Business as of the Closing Date is leased, held or otherwise used;

                        (E) all license or franchise agreements, contracts or other arrangements pursuant to which the Company has any rights in or the right to use intellectual property (other than software) which is used in connection with the Business and which is owned by any other Person;

                        (F) all distributor, representative, agency, advertising, marketing or similar contracts, agreements or arrangements to which the Company is a party to the extent that they relate to the Business;

                        (G) all service contracts and warranty rights related to any Purchased Assets or relating to the Business;

                        (H) any third party software licenses held by the Company relating to software used in connection with the operation of the Business; and

                        (I) any other agreements, contracts, licenses, franchises, purchase orders or other arrangements to which the Company is a party and which relate to the Business including, without limitation, those agreements, contracts, licenses, franchises, purchase orders and arrangements described on Schedule 1.1(a)(iv)(I);

                  (v) all of the Company's business information with respect to the Business, including lists of former, existing or prospective customers, suppliers and employees, financial information, sales materials, pricing information, competitive analyses, marketing materials (including analyses and strategies), advertising and promotional materials and all other business or other records relating to the Business;

                  (vi) the trade names "Great Plains Lubricants" and "Southern Plains Transportation" and any other trade names used in the Business other than "Clark Oil Company" (the "Trade Names");

                  (vii) all know-how, trade secrets, confidential information, technical information, data, process technology, plans, drawings and blue prints owned by the Company and related to the Business (collectively, the "Trade Secrets");

                  (viii) all goodwill associated with the Business and the Trade Secrets that are Purchased Assets or which is covered by an Assigned Contract;


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                  (ix) to the extent transferable, all of the rights of the
Company under all Governmental Authorizations relating to the Business; and

                  (x) all other assets, real, personal, tangible or intangible, are used in or relate to the Business other than the Excluded Assets (as defined below).

            (b) Excluded Assets. Notwithstanding anything in this Agreement to the contrary, the Purchased Assets shall not include (i) any cash or marketable securities owned by the Company, (ii) the name "Clark Oil Company" and any goodwill associated therewith, (iii) the minute books and similar corporate records of the Company, (iv) all accounts receivable unless Buyer elects to purchase them pursuant to Section 1.4, and (v) any assets of the Company that are not related to the Business (collectively, the "Excluded Assets").

            (c) Stockholder Assets. Each Stockholder hereby agrees to sell to Buyer, and Buyer agrees to purchase from such Stockholder, on the terms and conditions set forth in this Agreement and for the consideration described in
Section 1.2, all of such Stockholder's goodwill associated with the Business (collectively, the "Stockholder Assets"), free and clear of all Encumbrances whatsoever.

      Section 1.2. Consideration. As consideration for the Purchased Assets and the Stockholder Assets, Buyer shall:

            (a) pay to the Company and the Stockholder an aggregate of Three Million Six Hundred Thousand Dollars ($3,600,000), subject to adjustment as provided in Section 1.6 (the "Base Purchase Price"), which amount shall be paid as follows:

                  (i) The $250,000 held in escrow pursuant to the Escrow Agreement between Buyer, the Company and Home Title Guaranty Co. as escrow agent shall be released to the Company at the Closing;

                  (ii) Buyer shall deliver to each Stockholder at the Closing a promissory note in the principal amount of $500,000 (subject to adjustment pursuant to paragraph 2.2(c)) in substantially the form of Exhibit A hereto (each a "Promissory Note" and collectively, the "Promissory Notes"), which Promissory Notes shall be secured by (A) a mortgage in substantially the form of Exhibit B hereto (the "Mortgage"), (B) a security agreement in substantially the form of Exhibit C hereto (the "Security Agreement") and (C) the Collateral Assignment; and

                  (iii) Buyer shall pay to the Company at the Closing by certified check or wire transfer an amount equal to the Base Purchase Price minus $1,250,000;

            (b) pay to the Company the Inventory Purchase Price as provided in
Section 1.3;

            (c) pay to the Company the Account Purchase Price as provided in
Section 1.4; and

            (d) assume the Assumed Liabilities as provided in Section 1.5.


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      1.3 Inventory.

            (a) Immediately prior to the Closing, Buyer and the Company shall jointly conduct a physical inspection of the inventory that will constitute Purchased Assets (the "Inventory"), using procedures for the conduct of physical inventories consistent with the Company's prior procedures and reasonably acceptable to Buyer, and a summary of such physical inspection shall be prepared which contains a description of each item of inventory and the quantity of such item on hand as of the Closing (the "Inventory Summary"). The Inventory Summary shall be approved by the Company and Buyer, which approval shall not be unreasonably withheld, conditioned or delayed. Once approved by the Company and Buyer, the Inventory Summary shall be conclusively binding on the Parties for all purposes under this Agreement.

            (b) The purchase price for the Inventory shall be an amount equal to the lower of cost, using the cost method consistent with the Company's prior practice and excluding slow moving or obsolete items (after taking into account any applicable discounts) or market value of the Inventory set forth on the Inventory Summary (the "Inventory Purchase Price"). The Inventory Purchase Price shall be paid in three (3) equal monthly installments with the first installment due on the date that is 30 days after the Closing Date.

            (c) In the event that Buyer and Company shall have failed to agree to a calculation of the Inventory Purchase Price on or prior to the Closing Date, Buyer shall deliver to the Company a calculation of the Inventory Purchase Price based on the Inventory Summary within thirty (30) days after the Closing Date. If the Company disagrees with such Inventory Purchase Price, the Company may resort to the dispute resolution procedures in Section 1.7. Until such dispute resolution process is completed, the rights and obligations of the Parties shall be determined based on the Inventory Purchase Price as calculated by Buyer.

      1.4 Accounts Receivable.

            (a) If Buyer elects to purchase the accounts receivable generated by the Business (the "Accounts Receivable"), the Accounts Receivable outstanding as of the Closing Date (the "Purchased Accounts") shall constitute Purchased Assets; otherwise, the Accounts Receivable shall constitute Excluded Assets. Buyer may elect to purchase the Purchased Accounts by giving written notice of such election to the Company at any time prior to the completion of the Closing.

            (b) If Buyer elects to purchase the Purchased Accounts, the price for the Purchased Accounts shall be an amount equal to the difference between
(i) one hundred percent (100%) of the value of the Purchased Accounts which are less than 120 days old as of the Closing Date, minus (ii) the face amount of the Purchased Accounts which have not been collected within ninety (90) days after the Closing Date (the "Account Purchase Price").

            (c) Within fifteen (15) days after the Closing Date, Buyer shall (i) provide to the Company a schedule of the Purchased Accounts setting forth the amount thereof as of the Closing Date and (ii) pay to Home Title Guaranty Co. as escrow agent (the "Escrow Agent") pursuant to an escrow agreement to be entered into in a form reasonably acceptable to Buyer, the Company and the Escrow Agent an amount equal to fifteen percent (15%) of the amount of the Purchased Accounts that are less than 120 days old as of the Closing Date (the "Account Escrow").


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Commencing thirty (30) days after the Closing Date, Buyer shall pay to the
Company in three (3) equal consecutive monthly installments an aggregate amount equal to eighty-five percent (85%) of the amount of the Purchased Accounts that are less than 120 days old as of the Closing Date. Buyer shall use reasonable commercial efforts to collect the full amount of the Purchased Accounts. Within one hundred five (105) days after the Closing Date, Buyer shall deliver to the Company and the Escrow Agent a statement listing any Purchased Accounts that had not been collected within ninety (90) days after the Closing Date setting forth the amount thereof that had not been collected (the "Uncollected Amount"). In determining the Uncollected Amount, payments made by a customer which are not designated as applying to a particular obligation (whether in the payment itself or in subsequent communications between the customer and the recipient of the payment) shall be applied first to the oldest invoice. Upon the receipt of such notice, the Escrow Agent will distribute to Buyer the Uncollected Amount (but not more than the amount of the Account Escrow) and will distribute to the Company the amount, if any, by which the Account Escrow exceeds the Uncollected Amount.

            (d) If Buyer has elected to purchase the Purchased Accounts, the Company shall promptly (but in any event within five (5) business days after receipt thereof) remit to Buyer any payment received by the Company on any Purchased Account. Buyer shall promptly (but in any event within five (5) business days after receipt thereof) remit to the Company any payment received on any account receivable of the Company that is not a Purchased Account. If a customer has an account with the Company or Buyer, the Company or Buyer, as the case may be, may treat any payment by such customer as a payment on its account unless the customer has specifically designated such payment as applying to a particular account receivable which is owned by the other Party; provided, if the amount of any undesignated payment is greater than the amount the account receivable then owed by such customer to the Company or the Buyer, any excess shall be remitted to the other Party up to the amount of any account receivable then owed by such customer to the other Party.

            (e) If the Company disagrees with the value of the Purchased Accounts or the Uncollected Amount as reported by Buyer, the Company may resort to the dispute resolution procedures in Section 1.7. Until such dispute resolution process is completed, the rights and obligations of the Parties shall be determined based on the value of the Purchased Accounts or the Uncollected Amount as reported by Buyer.

      1.5 Assumed Liabilities. Subject to the terms and conditions of this Agreement, at the Closing, Buyer shall assume and become responsible for the obligations of the Company accruing on or after the Closing Date under the Assigned Contracts set forth on Schedule 3.15 other than obligations accruing after the Closing Date that arise from a default by the Company prior to the Closing Date (the "Assumed Liabilities"). Notwithstanding the foregoing or any other provision of this Agreement to the contrary, (i) Buyer shall not assume or become responsible for, and the Company shall remain liable for, all Liabilities of the Company other than the Assumed Liabilities including any obligations under the Assigned Contracts incurred prior to the Closing Date or arising from a default by the Company thereunder prior to the Closing Date and (ii) Buyer shall not assume or become responsible for, and the Stockholder shall remain liable for, all Liabilities of the Stockholder (the Liabilities under clauses
(i) and (ii) collectively, the "Retained Liabilities").


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      1.6 Purchase Price Adjustment.

            (a) The Base Purchase Price has been calculated on the assumption that the Business is generating net income before interest, taxes, depreciation and amortization as adjusted by Section 1.6(d) ("Adjusted EBITDA") at the rate of $800,000 per year. If, during the period from January 1, 2004 through the last day of the calendar month immediately preceding the calendar month in which the conditions set forth in Articles VI and VII (other than deliveries required to be made at the Closing) are satisfied (the "Calculation Period"), the Adjusted EBITDA for the Business on an annualized basis (the "Actual Adjusted EBITDA") is less than $800,000, then Buyer may, at its option, either (i) terminate this Agreement, or (ii) proceed with the Closing in which case the Base Purchase Price shall be reduced by an amount equal to $4.50 multiplied by the amount by which the Actual Adjusted EBITDA is less than $800,000.

            (b) Prior to the Closing, the Company shall deliver to Buyer a schedule setting forth the Actual Adjusted EBITDA and the manner in which it was calculated (the "Company EBITDA Schedule"). If Buyer disputes the Actual Adjusted EBITDA set forth in the Company EBITDA Schedule (the "Company Proposed EBITDA") then (i) if the Company Proposed EBITDA is greater than $800,000 and Buyer asserts that the Actual Adjusted EBITDA is less than $800,000, then Buyer may within ten days after receiving the Company EBITDA Schedule elect at its option to (A) resort to the dispute resolution process set forth in Section 1.7 in which case at the end of the dispute resolution process (x) if the Actual Adjusted EBITDA as determined in the dispute resolution process (the "Final Adjusted EBITDA") is less than $800,000 either the Company or Buyer may terminate this Agreement and if this Agreement is not so terminated within ten
(10) days after the Final Adjusted EBITDA is determined the Closing shall occur with the Base Purchase Price being calculated on the Final Adjusted EBITDA, or
(y) if the Final Adjusted EBITDA is greater than $800,000 the Closing shall occur and there shall be no adjustment to the Base Purchase Price, or (B) proceed with the Closing in which case (x) the amount paid to the Company at the Closing pursuant to Section 1.2(a)(iii) shall be determined assuming that the Actual Adjusted EBITDA is the amount proposed by Buyer, (y) at the Closing Buyer shall deposit with the Escrow Agent pursuant to an escrow agreement to be entered into in a form reasonably acceptable to Buyer, the Company and the Escrow Agent an amount equal to the difference between the amount paid at the Closing pursuant to Section 1.2(a)(iii) and the amount that would have been payable at the Closing under that Section if the Actual Adjusted EBITDA was the Company Proposed EBITDA, and (z) after the Closing either Party may resort to the dispute resolution process after which the appropriate portion of the amount place in escrow pursuant to clause (y) shall be distributed to each of Buyer and the Company based on the Final Adjusted EBITDA, or (ii) if the Company EBITDA Schedule reflects an Actual Adjusted EBITDA less than $800,000 then Buyer may within ten days after receiving the Company EBITDA Schedule elect at its option to either (A) terminate this Agreement, or (B) proceed with the Closing in the same manner as provided in clause (i)(B) above.

            (c) If Buyer does not dispute the Company Proposed EBITDA prior to the Closing and does not elect to terminate this Agreement, the Base Purchase Price for purposes of the Closing will be adjusted, if applicable, based on the Company Proposed EBITDA. In such event, after the Closing Buyer may dispute the


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Company Proposed EBITDA and resort to the dispute resolution process in Section
1.7 for a determination of the Final Adjusted EBITDA. If the Base Purchase Price would have been less if it have been calculated based on the Final Adjusted EBITDA instead of the Company Proposed EBITDA, then the Company shall refund to Buyer within ten (10) days after the Final Adjusted EBITDA is determined an amount equal to such difference.

            (d) For purposes of this Agreement, Adjusted EBITDA shall be the net income before interest, taxes, depreciation and amortization of the Business, each determined in accordance with GAAP, determined as if the Business were a stand-alone entity (with any expenses attributable in part to the Business and another business of the Company being allocated to the Business based on the amount it would cost the Business to obtain the applicable product or service on a stand-alone basis) and the amount so determined shall be adjusted by (i) adding thereto the amount of compensation and benefit costs paid by the Company to Stockholder, and (ii) deducting therefrom the estimated amount payable to Stockholder for consulting services and the estimated compensation and benefit costs to be incurred by Buyer in connection with the performance of the functions previously performed by Stockholder.

      1.7 Financial Dispute Resolution.

            (a) The Company may initiate the dispute resolution process if it disputes the Inventory Purchase Price calculated by Buyer as contemplated by
Section 1.3(c) or the value of the Purchased Accounts or the Uncollected Amount as reported by Buyer as contemplated by Section 1.4(e). Buyer may initiate the dispute resolution process if it disputes the Company Proposed EBITDA as contemplated by Section 1.6. The Inventory Purchase Price, value of Purchased Accounts, Uncollected Amount or Company Proposed EBITDA being disputed is referred to in this Section 1.7 as the "Disputed Item".

            (b) The Company or Buyer initiating the dispute resolution process (the "Initiating Party") shall do so by giving written notice (a "Dispute Notice") to the other specifying the Disputed Item, the Initiating Party's proposed amount for the Disputed Item and a description in reasonable detail providing the basis for the Initiating Party's proposed amount. If an Initiating Party delivers a Dispute Notice, representatives of the Company and Buyer shall meet and shall, in good faith, attempt to agree upon the correct amount of the Disputed Item. Unless otherwise mutually agreed by the Company and Buyer, such negotiation shall begin no later than five (5) Business Days following receipt of the Dispute Notice by the non-Initiating Party and shall continue for a period of not more than ten (10) Business Days (the "Negotiation Period"). In the event that, upon the expiration of such Negotiation Period, the Company and Buyer shall have been unable to agree upon the correct amount of the Disputed Item, then the matter shall be referred by the Parties to a mutually agreed upon public accounting firm (the "Accountant") and the Accountant shall be requested to determine the correct amount of the Disputed Item within thirty (30) days after the date on which the Accountant is engaged. The Accountant shall determine the correct amount of the Disputed Item using GAAP and treating the


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Business as a stand-alone entity, taking into account the manner in which the
Disputed Item is to be calculated pursuant to this Agreement. Each of the Company and Buyer shall provide the Accountant with full access to its books, records and employees and to any other information, including work papers of its accountants, to the extent necessary for the Accountant to determine the correct amount of the Disputed Item. The Accountant shall act as an expert and not as an arbitrator and, in the absence of manifest error, the amount of the Disputed Item determined by the Accountant shall be final and binding on all Parties and its costs shall be borne equally by the Company and Buyer. The Accountant shall give written notice of its determination to each of the Company and Buyer.

            (c) Within ten (10) business days after the date on which the Accountant gives notice of its determination to the Company and Buyer, the Company or Buyer, as applicable, shall refund or pay additional (or deposit additional with the Escrow Agent) Base Purchase Price, Inventory Purchase Price or Account Purchase Price so that the Company and Buyer are each placed in the position that they would have been in if the amount of the Disputed Item determined by the Accountant had been the amount used for determining the Base Purchase Price, Inventory Purchase Price or Account Purchase Price and making payments thereof under this Agreement; provided, no party shall be entitled to any interest on any refunded or paid under this paragraph.

            (d) If for any reason the Company and Buyer are unable to agree on the Inventory Schedule, then (i) the Accountant shall be retained within three
(3) business days after the date on which the Company and Buyer attempted to conduct the physical inspection to conduct a physical inspection of the Inventory, prepare the Inventory Schedule and give written notice of such Inventory Schedule to each of the Company and Buyer, (ii) the Closing shall be delayed until the Accountant has provided an Inventory Schedule, (iii) the Inventory Schedule provided by the Accountant shall be final and binding on all Parties, and (iv) the Accountant's costs shall be borne equally by the Company and Buyer.

      1.8 Tax-Deferred Exchange; Purchase Price Allocation.

            (a) Buyer acknowledges that the Company and Stockholder intend to perform a tax-deferred exchange (the "Exchange") pursuant to Section 1031 of the Internal Revenue Code, as amended (the "Code"). To facilitate the Exchange, the Company and Stockholder have entered into an agreement with Asset Preservation, Inc. to act as their qualified intermediary (the "Qualified Intermediary"). Notwithstanding Section 10.1 hereof, the Company and Stockholder may assign their rights under this Agreement to the Qualified Intermediary for purposes of the Exchange. In exchange for Buyer's agreement to cooperate with the Company and Stockholder in connection with such Exchange, the Company and Stockholder agree to indemnify Buyer pursuant to Section 8.2 hereof.

            (b) The Purchase Price shall be allocated among the Purchased Assets and the Stockholder Assets as shall be mutually agreed by Buyer, Company and Stockholder as of the Closing Date. Buyer, Company and Stockholder agree to file all forms (including IRS Form 8594) and tax returns on the basis of such allocation. Each party agrees to provide the other with a copy of its IRS Form 8594 at least twenty (20) days prior to the due date thereof to verify compliance with the foregoing.


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                                   ARTICLE II.
                                     CLOSING

      Section 2.1. Closing. Upon the terms and subject to the conditions set forth herein, the Closing shall be held at (i) such date, time and place as the parties may agree; or (ii) at the discretion of Buyer, a date that is no more than 15 days after the receipt of all consents required by Sections 3.2 and 4.2 and to fulfill all conditions to Closing, at a place as the parties may agree.

      Section 2.2. Deliveries at Closing.

            (a) Deliveries Made by Buyer. At the Closing, Buyer will deliver to the Company and/or the Stockholder, as the case may be, the following:

                  (i) The cash portion of the Purchase Price pursuant to Section 1.2(a)(iii);

                  (ii) The duly executed Promissory Notes, Mortgage, Security Agreement, and duly executed UCC-1 financing statements covering the collateral covered by the Security Agreement;

                  (iii) A duly executed assignment and assumption agreement with respect to the Assigned Contracts and the Assumed Liabilities in the form of Exhibit D hereto (the "Assignment and Assumption Agreement");

                  (iv) A certificate of an appropriate officer of Buyer, dated as of the Closing Date, certifying that all representations and warranties of Buyer contained in this Agreement are true and correct as of the Closing Date and that Buyer has performed all covenants required to be performed by it pursuant to this Agreement prior to or at the Closing Date;

                  (v) An acknowledgment of The CIT Group/Business Credit, Inc. that, if Buyer shall elect to purchase them, the Inventory and Purchased Accounts will increase the borrowing base under Buyer's revolving credit facility to the extent that such Inventory and Purchased Accounts satisfy the eligibility criteria set forth in such credit facility;

                  (vi) Such other certificates or documents as shall be reasonably requested by the Company in accordance with the provisions of this Agreement and to consummate the transactions contemplated hereby; and

                  (vii) Collateral security agreements providing for the collateral assignment of the Railroad Leases as security for the Notes duly executed by Buyer and the Company and the consent of BNSF and Union Pacific to such collateral assignment in such form as reasonably satisfactory to Buyer and the Company.

            (b) Deliveries Made by the Company to Buyer. At the Closing, the Company and/or the Stockholder will deliver to Buyer the following:


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                  (i) a duly executed bill of sale with respect to the Purchased
      Assets in the form of Exhibit E hereto, duly endorsed certificates of title for any vehicles constituting Purchased Assets and any other documentation reasonably requested by Buyer to convey title to the Purchased Assets to Buyer;

                  (ii) an Assignment and Assumption Agreement duly executed by the Company and the Stockholder;

                  (iii) legal, valid and binding warranty deeds (in form and substance reasonably satisfactory to Buyer, its lenders and its counsel), in recordable form, signed by the Company with respect to the Owned Real Property;

                  (iv) legal, valid and binding discharges (in form and substance reasonably satisfactory to Buyer and its counsel) signed by every secured party, in recordable form, of all mortgages or other Encumbrances on the Owned Real Property other than Permitted Encumbrances;

                  (v) legal, valid and binding UCC-3 termination statements (in form and substance reasonably satisfactory to Buyer, its lenders and its counsel) signed by every secured party, in recordable form, for which a UCC financing statement is of record with respect to any of the Purchased Assets;

                  (vi) an estoppel certificate and access agreements (in form and substance reasonably satisfactory to Buyer and its counsel) signed by each landlord to a lease for any Leased Real Property;

                  (vii) an owner's affidavit and a FIRPTA certificate (in form and substance reasonably satisfactory to the Buyer and its counsel) to the extent required by Buyer's title company to obtain title insurance with respect to the Owned Real Property;

                  (viii) if requested by Buyer, a consulting agreement between Buyer and the Stockholder in a form reasonably acceptable to Buyer which has been duly executed by the Stockholder;

                  (ix) A certificate executed by the Secretary of the Company certifying as of the Closing Date (A) a true and complete copy of the Certificate of Incorporation, with all amendments, of the Company, certified (not more than fifteen (15) days prior to closing) date by the Secretary of State of Oklahoma, (B) the bylaws of the Company, with all amendments, (C) a true and complete copy of the resolutions of the board of directors and stockholders of the Company authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, (D) the incumbency of officers of the Company;

                  (x) A certificate (dated not more than fifteen (15) days prior to Closing) of each appropriate Secretary of State or other state official certifying both the existence and good standing of the Company in the state of Oklahoma and all states in which it is qualified to do business;


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

                  (xi) A certificate of an executive officer of the Company and a certificate of Stockholder, dated as of the Closing Date, certifying that all representations and warranties of each contained in this Agreement are true and correct as of the Closing Date and that the Company and Stockholder have performed all covenants required to be performed by them pursuant to this Agreement prior to or at the Closing Date;

                  (xii) Any Consents set forth on Schedule 4.2 which are required to be obtained prior to the Closing;

                  (xiii) An opinion of counsel to the Company and Stockholder, dated as of the Closing Date, in form and substance reasonably satisfactory to Buyer and its counsel;

                  (xiv) Assignment and assumption agreements duly executed by the Company and the Buyer providing for the assignment of the Railroad Leases from Company to Buyer and the consent of BNSF and Union Pacific to such assignments in such form as reasonably satisfactory to Buyer;

                  (xv) Collateral security agreements providing for the collateral assignment of the Railroad Leases as security for the Notes duly executed by Buyer and the Company and the consent of BNSF and Union Pacific to such collateral assignments in such form as reasonably satisfactory to Buyer and the Company; and

                  (xvi) Such other certificates or documents as shall be reasonably requested by Buyer in accordance with the provisions of this Agreement and to consummate the Transactions.

            (c) If for any reason the Company is unable to deliver the Purchased Assets to Buyer at the Closing free and clear of all Encumbrances, Buyer may elect to proceed with the Closing in which case the Base Purchase Price shall be reduced by the amount of any Encumbrances to which the Purchased Assets are subject immediately following the Closing, the principal amount of each Promissory Note shall be reduced by an amount equal to one-half of the amount such Encumbrances and cash in the amount of such aggregate reduction that would otherwise be payable to Company at Closing will be paid to Stockholder in lieu of Company; provided, however, nothing in this paragraph shall impair any right of Buyer to seek specific performance of the Company's obligation to deliver the Purchased Assets to Buyer at the Closing free and clear of all Encumbrances.

                                  ARTICLE III.
                        REPRESENTATIONS AND WARRANTIES OF
                           THE COMPANY AND STOCKHOLDER

      The Company and Stockholder hereby, jointly and severally, represent and warrant to Buyer that the following representations and warranties are, as of the date hereof, and will be, as of the Closing Date, true and correct:

      Section 3.1. Organization and Good Standing of Company. The Company is duly organized, validly existing, and in good standing under the laws of the State of Oklahoma, with full corporate power and authority to conduct its business (including the Business) as it is now being conducted, to own or use the properties and assets that it purports to own or use (including the Purchased Assets), and to perform all of its obligations under Contracts to which it is a party (including the Assigned Contracts). The Company is duly qualified to do business and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification. Schedule 3.1 contains a complete and accurate list of all states in which the Company is qualified as a foreign corporation to do business. The Company has delivered to Buyer true and complete copies of the Certificate of Incorporation and bylaws, with all amendments, of the Company, as currently in effect.

      Section 3.2. Authority; No Conflict.

            (a) This Agreement and the other documents required to be delivered at the Closing (collectively, the "Transaction Documents") to which any of the Company or the Stockholder (each, a "Seller Party") is a party have been or will be at Closing duly executed and delivered by the applicable Seller Party or Parties, and each constitutes, or will constitute at Closing, the legal, valid, and binding obligations of the applicable Seller Party or Parties, as the case may be, enforceable against the applicable Seller Party or Parties in accordance with their respective terms, in each case except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, moratorium, reorganization and other similar laws affecting creditors' rights generally, and (ii) general principles of equity, regardless of whether asserted in a proceeding in equity or at law. Each Seller Party has all requisite power, authority and capacity to execute and deliver this Agreement and the Transaction Documents to which such Seller Party is a party and to perform such Seller Party's respective obligations under this Agreement and the Transaction Documents to which such Seller Party is a party.

            (b) Except as set forth on Schedule 3.2, neither the execution and delivery of this Agreement or the Transaction Documents to which any Seller Party is a party nor the consummation or performance of any of the Transactions will, directly or indirectly (with or without notice or lapse of time or both):

                  (i) contravene, conflict with or result in a violation of (A) any provision of the Organizational Documents of the Company, or (B) any resolution or other action adopted or taken by the board of directors or the stockholders of the Company;

                  (ii) contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the Transactions or to exercise any remedy or obtain any relief under, any Law or any Order to which the Company, the Stockholder or any of the Purchased Assets or Assigned Contracts may be subject;

                  (iii) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by the Company or that otherwise relates to the Business;

                  (iv) contravene, conflict with, or result in a violation or breach of, any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify, any Contract to which the Company is a party or by which the Company is bound; or

                  (vii) result in the imposition or creation of any Encumbrance upon or with respect to any of the Purchased Assets or Assigned Contracts, except as contemplated by the Transaction Documents.

      Except as set forth on Schedule 3.2, neither the Company, nor Stockholder is or will be required to give any notice to, or obtain any Consent from, any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Transactions.

      Section 3.3. Financial Statements.

            (a) Schedule 3.3 contains: (i) the unaudited financial statements of the Company as of December 31st for each of the years 2002, 2003 and 2004, including a balance sheet, statements of income, changes in stockholder's equity, and cash flow for each of the years then ended, (ii) unaudited balance sheets of the Company as at the end of each month from January 2004 through December 2004 and the related unaudited monthly statements of income, changes in stockholders' equity, and cash flow for the months then ended (collectively, the financial statements described in clauses (i) and (ii) above are referred to herein as the "Financial Statements" and the December 31, 2004 unaudited balance sheet is referred to as the "Balance Sheet").

            (b) The Financial Statements fairly and accurately present the financial condition and the results of operations, income, expenses, assets, liabilities, changes in stockholder's equity, and cash flow of the Company and its subsidiaries as of the respective dates of, and for the periods referred to in, the Financial Statements, all in accordance with GAAP. The Financial Statements reflect the consistent application of such GAAP throughout the periods involved.

      Section 3.4. Books and Records. The books of account and other records of the Company relating to the Business, all of which are available to Buyer, set forth all transactions to which the Company is a party and by which its properties and assets are bound, are complete and correct and have been maintained in accordance with sound business practices, including the maintenance of an adequate system of internal controls, and, with respect to the books of account, fairly and accurately reflect the income, expenses, assets and Liabilities of the Company relating to the Business. The minute books of the Company contain accurate and complete records of all meetings held of, and corporate action taken by, the shareholders, the boards of directors, and committees of the board of directors of the Company. At the Closing, all of those books and records relating to the Business (other than the minute books of the Company) will be in the possession of the Company.

      Section 3.5. Title to Properties; Encumbrances.

            (a) Schedule 1.1(a)(ii) contains a complete and accurate list of all real property, or other interests therein, owned by the Company and used in the Business, and identifies those properties for which the Company has title insurance policies. The Company will make available to Buyer for its review at all times after the execution of this Agreement during normal business hours copies of the deeds and other instruments by which the Company acquired such real property and interests, and copies of all title insurance policies, opinions, abstracts, and surveys in the possession of the Company or Stockholder and relating to such property or interests.

            (b) Schedule 1.1(a)(iv)(C) contains a complete and accurate list of all leasehold interests in real property held by the Company. The Company has delivered a true and accurate copy of all leases for Leased Real Property to Buyer and all such leases are in full force and effect and are legal, valid, binding and enforceable against the Company and the other parties thereto, and following the Closing, such leases will continue to be in full force and effect and legal, valid, binding and enforceable against Buyer and against all other parties thereto. Except as set forth in Schedule 3.5(b), there are no disputes or forbearances in effect as to any such leases. The terms of all oral leases are described on Schedule 3.5(b). Except as set forth in Schedule 3.5(b), none of the leases of the Company are with an Affiliate of the Company or Stockholder.

            (c) The Company owns (with good and marketable title in the case of Owned Real Property, subject only to the matters permitted by the following sentence) all the Purchased Assets (whether real, personal, or mixed and whether tangible or intangible) and the Stockholder owns all the Stockholder Assets. Except as noted on Schedule 3.5(c), all of the Purchased Assets and Stockholder Assets are free and clear of all Encumbrances and are not, in the case of Real Property, subject to any rights of way, building use restrictions, exceptions, variances, reservations, or limitations of any nature except, with respect to all such properties and assets, (i) mortgages or security interests shown on
Schedule 3.5(c) as securing specified liabilities or obligations that will be satisfied by the Company or Stockholder at or prior to the Closing, with respect to which no default (or event that, with notice or lapse of time or both, would constitute a default) exists, (ii) liens for current Taxes not yet due, and
(iii) with respect to real property, (A) minor imperfections of title, if any, none of which is substantial in amount, materially detracts from the value or impairs the use of the property subject thereto, or impairs the operation of the Business, and (B) zoning laws and other land use restrictions that do not impair the present or anticipated use of the property subject thereto. All buildings, plants, and structures owned or leased by the Company lie wholly within the boundaries of the real property owned or leased by the Company and do not encroach upon the property of, or otherwise conflict with the property rights of, any other Person. Following the Closing, Buyer will own the Purchased Assets (and will have good and marketable title to the Owned Real Property), in each case other than Permitted Encumbrances.

      Section 3.6. Condition and Sufficiency of Assets. The buildings, plants, structures, fixtures and Tangible Property constituting Purchased Assets are in good operating condition and repair and are not in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. The Purchased Assets, Stockholder Assets and the rights under the Assigned Contracts constitute all of the assets and rights used by the Company in the conduct of the Business and, following the Closing, will be sufficient for Buyer to continue the conduct of the Business in substantially the same manner as conducted and contemplated to be conducted prior to the Closing.

      Section 3.7. Accounts Receivable. All Accounts Receivable represent or will represent valid obligations arising from sales actually made or services actually performed in the ordinary course of business. The Accounts Receivable will be collectible in full, less the amount of reserves for bad debts shown on the Balance Sheet. There is no contest, claim or right of set-off, or dispute with any obligor relating to the amount or validity of such Account Receivable except as set forth in Schedule 3.7. Schedule 3.7 contains a complete and accurate list of all accounts receivable as of the date hereof and will be updated on the Closing Date as of such date, which list also sets forth, and will set forth, the aging of such receivables. Schedule 3.7 also contains a list of those accounts receivable of the Company as of the date hereof, and, when updated as of the Closing Date, with respect to which, to the knowledge of the Company, the debtor is bankrupt, in receivership, or which account has been turned over for collection or is otherwise at risk for payment.

      Section 3.8. Inventory. Schedule 3.8 contains a complete and accurate list of all inventory relating to the Business as of the date identified in Schedule
3.8 (but not more than 10 days prior to the date of this Agreement), the value thereof and the addresses at which such inventory is located. All inventory related to the Business was acquired and has been maintained in accordance with the regular business practices of the Company, consists of new and unused items of a quality and quantity which is commercially usable or saleable in the ordinary course of business within ninety days, and is valued at average cost in accordance with the internal accounting practices of the Company applied on a basis consistent with the Financial Statements, consistently applied throughout the periods covered by the Financial Statements, with adequate provisions or adjustments for excess inventory, slow-moving inventory and inventory obsolescence and shrinkage. All inventory is of such quality as to meet the quality control standards of the Company, any specified quality control standard of the customer for whom the inventory was acquired and any applicable Governmental Body quality control standards. The Company does not provide any warranty to its customers except such as is provided by the refiner or producer of the products in inventory.

      Section 3.9. No Undisclosed Liabilities. Except as set forth in Schedule 3.9, the Company does not have any Liabilities relating to the Business except for Liabilities reflected or reserved against in the Balance Sheet and current Liabilities of the type reflected or reserved for on the Balance Sheet and incurred in the ordinary course of business since the date thereof. From the date hereof to the Closing Date, the Company will not incur any Liabilities relating to the Business except for Liabilities of the type reserved for or reflected on the Balance Sheet and all Liabilities relating to the Business as of the Closing Date will be incurred in the ordinary course of business.

      Section 3.10. Taxes.

            (a) Except as set forth on Schedule 3.10, (i) the Company has duly filed all material federal, state, local and foreign Tax Returns and reports required to be filed and all such Tax Returns are correct and complete in all material respects and (ii) all Taxes due and owing by the Company that have become due have been paid or provided for in the Financial Statements. There are no liens for Taxes (other than Taxes not yet due and payable) upon any of the Purchased Assets. There are no material disputes, claims, proceedings or other actions pending or, to the knowledge of the Company, threatened for the assessment and collection of additional Taxes of any kind for any period for which Tax Returns have or should have been filed by the Company, nor has the Company agreed to extend the time or to waive the applicable limitations period for the assessment of any deficiency or adjustment for any taxable year.

            (b) Except as set forth on Schedule 3.10, no Tax Returns of the Company have been audited by the relevant taxing authorities in any of the six consecutive years immediately preceding the Closing Date, no Tax Returns of the Company are currently being audited by any local, state or federal Tax authority, and the Company has not been notified by any such authority of a forthcoming audit. All moneys required to be withheld by the Company from employees for Taxes have been collected or withheld, and either paid to the respective governmental agencies or set aside in accounts for such purpose, or accrued, reserved against, and entered upon the books of the Company.

            (c) The Company has not been a member of an affiliated group filing a consolidated Tax Return (other than a group the parent of which is the Company). The Company does not have any liability for Taxes of any Person under Treasury Regulation ss.1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise. There are no Tax sharing, allocations, indemnification or similar agreements in effect between the Company and any other Person under which the Company could be held liable for Taxes of any other Person.

            (d) The Company has not made any payment, is obligated to make any payment and is a party to any agreement that could obligate it to make any payment that resulted or would result, separately or in the aggregate, in the payment of an "excess parachute payment" within the meaning of Section 280G of the Code.

            (e) Schedule 3.10 sets forth each state, local and foreign jurisdiction in which the Company is required, or has been at any time since January 1, 2000 required, to file or be included in a Tax Return. No written notice or claim has ever been received by the Company from a taxing authority or other Governmental Body in a jurisdiction where the Company does not pay Taxes or file Tax Returns that the Company is or may be subject to Taxes assessed by such jurisdiction, and no such claim has been or is threatened by a taxing authority or other Governmental Body.

            (f) The Company has provided copies of all of the following returns filed by it since January 1, 2001: withholding tax, social security unemployment tax, fuel tax, excise tax, franchise tax, and federal and state income tax.

      Section 3.11. Employee Benefits.

            (a) Schedule 3.11 lists all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) and any other pension plans or employee benefit arrangements or payroll practices (including, without limitation, severance pay, vacation pay, company awards, salary continuation for disability, sick leave, deferred compensation, bonus or other incentive compensation, stock option or stock purchase arrangements or policies) with respect to which the Company or any trade or business (whether or not incorporated) which is treated with the Company as a single employer under Section 414(b), (c), (m) or (o) of the Code ("ERISA Affiliate") has any obligation or which are maintained, contributed to or sponsored by the Company or any ERISA Affiliate of the Company (collectively, the "Benefit Plans"). The Company has delivered or made available to Buyer true, accurate and complete copies of all plan documents, summary plan descriptions, trust agreements, insurance policies, the latest Form 5500, the latest IRS determination for each qualified plan and the latest annual actuarial report, if any, for all Benefit Plans.

            (b) Each of the Benefit Plans has been maintained in accordance with its terms and all provisions of applicable laws and regulations, including but not limited to the Code and ERISA. All contributions and premiums required by law or by the terms of any Benefit Plan have been timely made. There are no pending legal proceedings, claims or administrative actions which have been asserted or instituted against any of the Benefit Plans, the assets of any such Plans, the Company, any ERISA Affiliate of the Company or the plan administrator or any fiduciary of the Benefit Plans with respect to the operation of such plans (other than routine claims for benefits).

            (c) Neither the Company nor any current or former ERISA Affiliate of the Company has ever maintained, sponsored or contributed to any benefit plan subject to Title IV of ERISA or Section 412 of the Code, including but not limited to a money purchase pension plan, a multiple employer plan subject to Sections 4063 and 4064 of ERISA or a multiemployer plan as defined in Section 4001(a)(3) of ERISA, and no event or fact exists which could give rise to any liability to the Company or any ERISA Affiliate of the Company under Title IV of ERISA or Section 412 of the Code.

            (d) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement (alone or together with any other event) will (i) result in any payment (including, without limitation, severance, unemployment compensation, retention bonus or golden parachute) becoming due to any current or former employee of the Company,
(ii) increase any benefits otherwise payable under any Benefit Plan to any current or former employee of the Company, or (iii) result in the acceleration of the time of payment or vesting of any benefit to any current or former employee of the Company.

            (e) Neither the Company nor any ERISA Affiliate of the Company maintains a welfare benefit plan providing continuing benefits after the termination of employment (other than as required by Section 4980B of the Code and at the former employee's own expense) for any current or former employee of the Company or an ERISA Affiliate of the Company, and the Company and each of the ERISA Affiliates of the Company have complied with the notice and continuation requirements of Section 4980B of the Code and the regulations thereunder.

      Section 3.12. Compliance with Legal Requirements; Governmental
                    Authorizations.

            (a) Except as set forth in Schedule 3.12:

                  (i) the Company is, and at all times since January 1, 2000 has been, in compliance with each Law that is or was applicable to it or to the conduct or operation of the Business or the ownership or use of any of the Purchased Assets;

                  (ii) no event has occurred or circumstance exists that (with or without notice or lapse of time or both) (A) may constitute or result in a violation by the Company of, or a failure on the part of the Company to comply with, any Law, or (B) may give rise to any obligation on the part of the Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature; and

                  (iii) neither the Company nor Stockholder has received, at any time since January 1, 2000, any written or other notice or communication from any Governmental Body or any other Person regarding (A) any actual, alleged, possible or potential violation of, or failure to comply with, any Law, or (B) any actual, alleged, possible or potential obligation on the part of the Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

            (b) Schedule 3.12 contains a complete and accurate list of each Governmental Authorization that is held by the Company that relates to the Business or the Purchased Assets. Each Governmental Authorization listed or required to be listed in Schedule 3.12 is valid and in full force and effect. Except as set forth in Schedule 3.12:

                  (i) the Company is, and at all times since January 1, 2000, has been, in full compliance with all of the material terms and requirements of each Governmental Authorization identified or required to be identified in Schedule 3.12;

                  (ii) no event has occurred or circumstance exists that may (with or without notice or lapse of time or both) (A) constitute or result directly or indirectly in a violation of or a failure to comply with any term or requirement of any Governmental Authorization listed or required to be listed in Schedule 3.12, or (B) result, directly or indirectly, in the revocation, withdrawal, suspension, cancellation or termination of, or any modification to, any Governmental Authorization listed or required to be listed in Schedule 3.12;

                  (iii) the Company has not received, at any time since January 1, 2000, any written or, to the knowledge of the Company, other notice or communication from any Governmental Body or any other Person regarding (A) any actual, alleged, possible or potential violation of or failure to comply with any term or requirement of any Governmental Authorization, or
      (B) any actual, proposed, possible or potential revocation, withdrawal, suspension, cancellation, termination of or modification to any Governmental Authorization; and

                  (iv) all applications required to have been filed for the renewal of the Governmental Authorizations listed or required to be listed in Schedule 3.12 have been duly filed on a timely basis with the appropriate Governmental Bodies, and all other material filings required to have been made with respect to such Governmental Authorizations have been duly made on a timely basis with the appropriate Governmental Bodies.

      The Governmental Authorizations listed in Schedule 3.12 collectively constitute all of the Governmental Authorizations necessary to permit the Company to lawfully conduct and operate the Business in the manner in which it is currently conducted and to permit the Company to own and use the Purchased Assets in the manner in which such assets are currently owned and used.

      Section 3.13. Legal Proceedings; Orders.

            (a) Except as set forth in Schedule 3.13, there is no pending
Proceeding:

                  (i) that has been commenced by or against the Company or the Stockholder that is related to the Company or its businesses or assets; or

                  (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the Transactions.

      To the knowledge of the Company, (A) since January 1, 2000, no such Proceeding has been threatened, and (B) no event has occurred or circumstance exists that may give rise to or serve as a basis for the commencement of any such Proceeding. The Company has delivered to Buyer copies of all pleadings, correspondence, and other documents relating to each Proceeding listed in
Schedule 3.13. The Proceedings listed in Schedule 3.13 will not, individually or in the aggregate, have a Material Adverse Effect on the Business or the Purchased Assets.

            (b) Except as set forth in Schedule 3.13, there is no Order:

                  (i) to which the Company or any of the assets owned or used by the Company, is subject;

                  (ii) to which Stockholder is subject that relates to the Company, its operations or assets; or

                  (iii) to the knowledge of the Company, to which any officer, director, agent or employee of the Company involved in the Business is subject that prohibits such officer, director, agent or employee or the Company from engaging in or continuing any conduct, activity or practice relating to the Business or otherwise.

            (c) The Company is, and at all times since January 1, 2000, has been, in compliance with all of the terms and requirements of each Order to which it, or any of the Purchased Assets are or have been subject. No event has occurred and no circumstance exists that may constitute or result in (with or without notice or lapse of time or both) a violation of or failure to comply in any material respect, with any term or requirement of any Order to which the Company or any of the Purchased Assets is subject. The Company has not received, at any time since January 1, 2000, any written or other notice or communication from any Governmental Body or any other Person regarding any actual, alleged, possible or potential violation of, or failure to comply in any material respect with, any term or requirement of any Order to which the Company or any of the assets owned or used by the Company is or has been subject.

      Section 3.14. Absence of Certain Changes and Events. Except as set forth in Schedule 3.14, since January 1, 2004, the Company has conducted its business only in the ordinary course of business, and there has not been any:

            (a) Material Adverse Change in the Business or the Purchased Assets or any event or circumstance that may result in such a Material Adverse Change in the Business or the Purchased Assets;

            (b) payment of more than $5,000 in any month to any one person or increase of $5,000 or more to any one person by the Company of any bonuses, salaries or other compensation to any shareholder, director, officer or employee or other compensation (including management or other similar fees) to any shareholder, director, officer or employee, or entry (without regard to amount) into any employment, severance or similar Contract with any shareholder, director, officer or employee;

            (c) damage to or destruction or loss of any material asset or property of the Company used in the operation of the Business, whether or not covered by insurance;

            (d) entry into, termination or acceleration of, or receipt of notice of termination of (i) any insurance policy, credit or similar agreement or (ii) any Contract or transaction involving a Liability of the Company of at least $25,000 individually or $100,000 in the aggregate;

            (e) sale, lease or other disposition of any asset or property of the Company (other than sales of inventory in the ordinary course of business);

            (f) mortgage, pledge or imposition of any lien or other Encumbrance on any asset or property of the Company, including a sale and lease back or other similar arrangement;

            (g) delay or failure to pay when due, any obligation individually in excess of $25,000 or in the aggregate in excess of $100,000, including without limitation, accounts payable and accrued expenses, which resulted in a suit against the Company, an account being turned over to a collection agency, credit being denied to the Company, or a debt or obligation being declared in default or accelerated;

            (h) accrual of any expenses except for such accruals in the ordinary course of business;

            (i) capital expenditures in excess of $25,000 individually or $100,000 in the aggregate;

            (j) cancellation or waiver of any claims or rights with a value to the Company in excess of $50,000;

            (k) incurrence of or increase in, any Liability, by the Company (except in the ordinary course of business) or any accelerated or deferred payment of or failure to pay when due any Liability by the Company;

            (l) failure to (i) preserve intact the current business organization of the Business, (ii) keep available the services of the Company's current officers, employees and agents involved in the Business, or (iii) maintain the relations and goodwill with its suppliers, customers, landlords, creditors, employees, agents and others having business relationships with the Company related to the Business, including material disagreements with any of the Persons set forth in the foregoing clause (iii);

            (m) change in the accounting methods used by the Company; or

            (n) agreement, whether oral or written, by the Company with respect to or to do any of the foregoing.

      Section 3.15. Contracts; No Defaults.

            (a) Schedule 3.15 contains a complete and accurate list of all of the Assigned Contracts other than:

                  (i) each Contract that involves or will involve performance of services or delivery of goods by the Company in an amount or having a value, individually or, for a series of related Contracts, in the aggregate, less than $25,000;

                  (ii) each Contract that involves or will involve performance of services for or delivery of goods or materials to the Company in an amount or having a value, individually or, for a series of related Contracts, in the aggregate, less than $25,000;

                  (iii) each lease agreement for tangible personal property having aggregate remaining commitments thereunder of less than $10,000; and

                  (iv) each service contract that is terminable without penalty by the Company (and will be terminable without penalty by Buyer) upon no less than sixty (60) days notice.

            (b) The company has provided Buyer true, complete and correct copies of all Contracts listed or required to be listed in Schedule 3.15. If any of the Contracts required to be listed in Schedule 3.15 is an oral Contract, a description of the terms of the Contract has been included in the Schedule.

            (c) Except as set forth in Schedule 3.15, each Assigned Contract is in full force and effect and is valid and enforceable in accordance with its terms.

            (d) Any Assigned Contract that requires consent of a third party in order for the Transactions to be consummated without a breach or violation thereof has been listed on Schedule 3.2.

            (e) Except as set forth in Schedule 3.15:

                  (i) The Company is in compliance with all terms and requirements of each Assigned Contract;

                  (ii) Each other Person that has or had any obligation or Liability under any Assigned Contract is in compliance with all terms and requirements of such Contract;

                  (iii) No event has occurred or circumstance exists that (with or without notice or lapse of time or both) may contravene, conflict with, or result in a violation or breach of, or give any party to an Assigned Contract the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify, such Assigned Contract; and

                  (iv) The Company has not given to or received from any other Person, any written or other notice or communication regarding any actual, alleged, possible or potential violation or breach of, or default under, any Assigned Contract.

            (f) There are no renegotiations of, attempts to renegotiate, or outstanding rights to renegotiate any material amounts paid or payable under any Assigned Contract with any Person and no such Person has made written demand for such renegotiation.

      Section 3.16. Insurance. Schedule 3.16 sets forth a complete and accurate list of all policies or other insurance arrangements relating to the Company. Such policies are in full force and effect and no written notice of cancellation or termination has been received by the Company with respect to any such policy.
Schedule 3.16 sets forth a complete and accurate list of all claims made or paid under each insurance policy of the Company since January 1, 2001.

      Section 3.17. Environmental Matters. Except as set forth in Schedule 3.17, since January 1, 2002:

            (a) The Company and the Purchased Assets have been, to the best of Company's actual knowledge, in full compliance with, and have not been and are not in violation of or liable under, any Environmental Law. The Company has no basis to expect, nor has it or any other Person for whose conduct it is or may be held to be responsible received, any actual or, to the knowledge of the Company, threatened order or written or other notice or communication (including but not limited to notices of violations, consent decrees, judgments, judicial or administrative orders or liens) from (i) any Governmental Body or private citizen or (ii) the current or prior owner or operator of any of the Facilities, of any actual or potential violation or failure to comply with any Environmental Law, or of any actual or threatened obligation to undertake or bear the cost of any Environmental, Health and Safety Liabilities with respect to any of the Facilities or any other properties or assets (whether real, personal or mixed) in which the Company has had an interest, or with respect to any property or Facility at or to which Hazardous Materials were generated, manufactured, refined, transferred, stored, used or processed by the Company, or any other Person for whose conduct the Company is or may be held responsible, or from which Hazardous Materials have been transported, treated, stored, handled, transferred, disposed, recycled or received.

            (b) There have not been nor are there any pending or, to the knowledge of the Company, threatened claims, Encumbrances or other restrictions of any nature (including but not limited to notices of violations, consent decrees, judgments, judicial or administrative orders or liens), resulting from any Environmental, Health and Safety Liabilities or arising under or pursuant to any Environmental Law, with respect to or affecting any of the Facilities or any other properties and assets (whether real, personal or mixed) in which the Company has or had an interest.

            (c) Neither the Company, nor any other Person for whose conduct the Company is or may be held responsible, has received any citation, directive, inquiry, notice, Order, summons, warning or other communication that relates to Hazardous Activity, Hazardous Materials, or any alleged, actual or potential violation or failure to comply with any Environmental Law, or of any alleged, actual or potential obligation to undertake or bear the cost of any Environmental, Health and Safety Liabilities with respect to any of the Facilities or any other properties or assets (whether real, personal or mixed) in which the Company has or had an interest, or with respect to any property or facility to which Hazardous Materials generated, refined, transferred, stored, used or processed by the Company or any other Person for whose conduct the Company is or may be held responsible, have been transported, treated, stored, handled, transferred, disposed, recycled or received.

            (d) Neither the Company, nor any other Person for whose conduct the Company is or may be held responsible, had or has, to Company's knowledge, any Environmental, Health, and Safety Liabilities with respect to the Facilities or with respect to any other properties and assets (whether real, personal or mixed) in which the Company (or any of its predecessors), has or had an interest, or at any property geologically or hydrologically adjoining the Facilities or any such other property or assets.

            (e) To the Company's knowledge, other than Permitted Materials, there have not been nor are there any Hazardous Materials present on, in or under the Environment at the Facilities, including any Hazardous Materials other than Permitted Materials contained in barrels, above or underground storage tanks, landfills, land deposits, dumps, equipment (whether moveable or fixed) or other containers, either temporary or permanent, and deposited or located in land, water, dumps or any other part of the Facilities, or incorporated into any structure therein or thereon. All Hazardous Materials other than Permitted Materials formerly located at any of the Facilities were removed and disposed of in accordance with applicable Environmental Laws, and all Permitted Materials formerly located at any of the Facilities were removed in the ordinary course of business. Neither the Company, nor any other Person for whose conduct the Company is or may be held responsible, has permitted or conducted, or to the knowledge of the Company, has been aware of or is aware of, any Hazardous Activity conducted with respect to the Facilities or any other properties or assets (whether real, personal or mixed) in which the Company has or had an interest.

            (f) To the Knowledge of the Company, there has been no Release or threat of Release, of any Hazardous Materials at or from the Facilities or at any other locations where any Hazardous Materials were generated, refined, transferred, produced, stored, used or processed from or by the Facilities, or from or by any other properties and assets (whether real, personal or mixed) in which the Company has or had an interest, or, to the knowledge of the Company, any geologically or hydrologically adjoining property, whether by the Company or any other Person.

            (g) To the Knowledge of Company, the Company and the Facilities have all Environmental Permits required under any Environmental Law or the provisions of any Environmental Law relating to the Company and each Facility is in compliance with all such Environmental Permits.

            (h) The Company has delivered to Buyer true, complete and correct copies and results of any reports, studies, analyses, tests or monitoring possessed or initiated by the Company pertaining to Hazardous Materials or Hazardous Activities in, on or under the Facilities or concerning compliance by the Company, or any other Person for whose conduct they are or may be held responsible, with any Environmental Law.

      Section 3.18. Labor Relations; Compliance; Employees.

            (a) The Company is not presently nor has ever been a party to any collective bargaining or other labor Contract. Since January 1, 2000, there has not been, there is not presently pending or existing, and, to the knowledge of the Company, there is not threatened, (a) any strike, slowdown, picketing, work stoppage or employee grievance process, (b) any Proceeding against or affecting the Company relating to the alleged violation of any Law pertaining to labor relations or employment matters, including any charge or complaint filed by an employee or union with the National Labor Relations Board, the Equal Employment Opportunity Commission or any comparable Governmental Body, organizational activity or other labor or employment dispute against or affecting the Company or its premises, or (c) any application for certification of a collective bargaining agent. To the knowledge of the Company, no event has occurred or circumstance exists that could provide the basis for any work stoppage or other labor dispute. There is no lockout of any employees by the Company, and no such action is contemplated by the Company.

            (b) The Company has complied with all Laws relating to employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment of withholding, social security and similar Taxes, occupational safety and health, and plant closing. The Company is not liable for the payment of any compensation, damages, Taxes, fines, penalties or other amounts, however designated, for failure to comply with any of the foregoing Laws.

            (c) Schedule 3.18 sets forth a complete and accurate list of the following information for each employee, officer, shareholder, and director of the Company involved in the Business, including each employee on leave of absence or layoff status: name; job title; current compensation paid or payable and any change in compensation since January 1, 2003; and benefits. No employee, officer, shareholder or director of the Company involved in the Business is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality, noncompetition, or proprietary rights agreement, between such employee, director or officer and any other Person ("Proprietary Rights Agreement") that in any way adversely affects or will affect (i) the performance of such employee's duties as an employee, director or officer in the operation of the Business, or (ii) the ability of the Company to conduct the Business. To the Knowledge of the Company, no director, officer, or other key employee of the Company involved in the Business intends to terminate his or her employment.

      Section 3.19. Intellectual Property. Except for the Trade Names, Trade Secrets and rights under Assigned Contracts (collectively, the "Business IP Rights"), the Company has no intellectual property rights relating to the Business, including, without limitation, patents, copyrights, trademarks,. trade names, service marks, licenses, or any application for any of the foregoing. The Business IP Rights are all those necessary for the operation of the Business as currently conducted and as proposed to be conducted. The Company is the owner of the Business IP Rights, or is licensed or otherwise possesses the legally enforceable right to use, each of the Business IP Rights, as may be necessary to conduct the Business as presently conducted, free and clear of all Encumbrances. The use of the Business IP Rights in the conduct of the Business does not infringe any intellectual property rights of any other Person.

      Section 3.20. Certain Activities. Neither the Company, nor any of its directors, officers, shareholders, agents or employees or any other Person affiliated with or acting for or on behalf of the Company, has directly or indirectly (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment to any Person, private or public, regardless of form, whether in money, property or services (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, or (iii) to obtain special concessions or for special concessions already obtained, for or in respect of the Company, in each case, in violation of any Law, or (b) established or maintained any fund or asset that has not been recorded in the books and records of the Company. The Purchased Assets are not subject to seizure by any Governmental Body.

      Section 3.21. No Other Agreements to Sell Assets or Capital Stock of the Company. Neither the Company, nor any of its stockholders, officers, directors or Affiliates have any commitment or legal obligation, absolute or contingent, to any other Person or firm, other than as contemplated by the Transactions, to sell, assign, transfer or effect a sale of any of the assets of the Company (other than inventory and products in the ordinary course of business), to sell or effect a sale of the capital stock of the Company, to effect any acquisition, merger, consolidation, liquidation, dissolution or other reorganization of the Company or to enter into any agreement or cause the entering into of an agreement with respect to any of the foregoing.

      Section 3.22. Relationships with Related Persons. Except as set forth in
Schedule 3.22, neither the Company, Stockholder, nor any of their Affiliates owns or has owned (of record or as a beneficial owner) an equity interest or any other financial or profit interest in, a Person that has (a) had business dealings or a material financial interest in any transaction with the Company relating to the Business, or (b) engaged in a business competing with the Business in any market in which the Business is conducted except for less than one percent (1%) of the outstanding capital stock of any such competing business that is publicly traded on any recognized exchange or in the over-the-counter market. Except as set forth in Schedule 3.22, neither Stockholder, nor any of his Affiliates is a party to any Contract with, or has any claim or right against, the Company, and vice versa.

      Section 3.23. Customers and Suppliers. Schedule 3.23 contains a complete and accurate list of the ten (10) largest suppliers and twenty (20) largest customers of the Business (in each case, by dollar amount received from or paid to such entities) during 2002, 2003 and the first 9 months of 2004, showing the approximate total purchases by the Company from each such supplier during each such period and the total sales by the Company to each such customer during each such period. Since January 1, 2004, there has been no adverse change in the business relationship with any supplier or customer named in Schedule 3.23. The Company has received no notice, and the Company has no reason to believe, that any customer or supplier named in Schedule 3.23 intends to terminate, modify or reduce the scope of its relationship with the Company or, except as provided in this Section 3.23, would not maintain a substantially identical relationship with Buyer following the Closing. The parties hereto understand and acknowledge that the Lube Agreements require the consent of ChevronTexaco prior to any assignment thereof to Buyer and the Company makes no representation or warranty as to ChevronTexaco's willingness to consent to an assignment of the Lube Agreements.

      Section 3.24. Brokers and Finders; Advisors. Except as set forth on
Schedule 3.24, the Company, Stockholder and their respective agents have incurred no obligation or Liability for brokerage or finders' fees or agents' commissions or other similar payment in connection with the Transactions or this Agreement.

      Section 3.25. Disclosure.

            (a) No representation or warranty of the Company or Stockholder in this Agreement and no statement in the Disclosure Schedules omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading.

            (b) No certificate given pursuant to Section 2.2(b) will contain any untrue statement or omit to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading.

            (c) There is no fact known to the Company that has specific application to the Business (other than general economic or industry conditions) that materially adversely affects or, as far as the Company can reasonably foresee, materially threatens, the assets, business, prospects, financial condition, or results of operations of the Business that has not been set forth in this Agreement or the Disclosure Schedules.

                                   ARTICLE IV.
                     REPRESENTATIONS AND WARRANTIES OF BUYER

      Buyer hereby represents and warrants to the Company that the following representations and warranties are, as of the date hereof true and correct and will be true and correct as of the Closing Date:

      Section 4.1. Organization of Buyer. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas, with full corporate power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all of its obligations under Contracts to which it is party.

      Section 4.2. Authorization; No Conflict.

            (a) This Agreement and other Transaction Documents to which Buyer is or will be a party have been or will be at Closing duly executed and delivered by Buyer and constitute or will constitute at Closing the legal, valid, and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms, in each case except as such enforceability may be limited by
(i) applicable bankruptcy, insolvency, moratorium, reorganization and other similar laws affecting creditors' rights generally, and (ii) general principles of equity, regardless of whether asserted in a proceeding in equity or at law. Buyer has all requisite power, authority and capacity to execute and deliver this Agreement and the Transaction Documents to which Buyer is a party and to perform its obligations under this Agreement and such Transaction Documents.

            (b) Except as set forth in Schedule 4.2, neither the execution and delivery of this Agreement and Transaction Documents to which Buyer is a party nor the consummation or performance of any of the Transactions will, directly or indirectly (with or without notice or lapse of time or both):

                  (i) contravene, conflict with or result in a violation of (A) any provision of the Organizational Documents of Buyer or (B) any resolution or other action taken by the stockholders or directors of Buyer;

                  (ii) contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge, any of the Transactions or to exercise any remedy or obtain any relief under, any Law or any Order to which Buyer may be subject; or

                  (iii) contravene, conflict with or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify, any Contract to which Buyer is a party or by which Buyer may be bound.

      Except as set forth in Schedule 4.2, Buyer is not, or will not be, required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Transactions.

      Section 4.3. Legal Proceedings. There is no pending Proceeding that has been commenced against Buyer and that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Transactions. To the knowledge of Buyer, no such Proceeding has been threatened.

      Section 4.4. Brokers or Finders. Except as set forth in Schedule 4.4, Buyer and its officers and agents have incurred no obligation or Liability for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement.

                                   ARTICLE V.
                  ACTIONS OF THE COMPANY, STOCKHOLDER AND BUYER
                        BEFORE AND AFTER THE CLOSING DATE

      Each of the Company, Stockholder and Buyer covenants and agrees with each other as follows:

      Section 5.1. Access and Investigation. Between the date of this Agreement and the Closing, the Company will (a) afford Buyer and its Representatives and prospective lenders and their Representatives (collectively, "Advisors") full and free access to the personnel, properties (including for subsurface testing), Contracts, customers, suppliers, books and records and other documents and data of the Company relating to the Business, (b) furnish Buyer and the Advisors with copies of all Assigned Contracts, books and records and other existing documents and data relating to the Business as they may reasonably request, and (c) furnish Buyer and the Advisors with such additional financial, operating and other data relating to the Business and information as they may reasonably request.

      Section 5.2. Operation of Business. Between the date of this Agreement and the Closing, Stockholder will cause the Company to:

            (a) conduct the Business only in the ordinary course of business and refrain from introducing any material new method of management, operation or accounting;

            (b) use its best efforts to preserve intact its current business organization used in the Business, keep available the services of its current officers, managers, employees and agents performing services to the Business and maintain the relations and goodwill with the suppliers, customers, landlords, creditors, employees and agents of the Business and others having business relationships with the Company that relate to the Business;

            (c) maintain all Purchased Assets and assets leased pursuant to Assigned Contracts in good working order, condition and repair;

            (d) refrain from providing discounted services or from discounting any receivable or taking steps to accelerate payment of receivables prior to their due dates, other than in the ordinary course of business and consistent with past practices;

            (e) confer with Buyer concerning operational matters of a material nature;

            (f) keep in full force and effect all present insurance policies or other comparable insurance coverage;

            (g) maintain present salaries and commission levels for all officers, directors, employees and agents;

            (h) perform all obligations under all Assigned Contracts or Liabilities relating to or affecting the Business, pay all payrolls due to employees of the Business in a timely manner, and pay all of expenses and Liabilities as they become due in the ordinary course of business; and

            (i) otherwise report periodically to Buyer concerning the status of the operation of the Business.

      Section 5.3. Negative Covenants. Except as otherwise expressly permitted by this Agreement, between the date of this Agreement and the Closing, neither the Company, nor Stockholder will, without the prior consent of Buyer, take any affirmative action or fail to take any reasonable action within their control, as a result of which any of the changes or events listed in Section 3.14 is likely to occur.

      Section 5.4. Required Approvals. As promptly as practicable after the date of this Agreement, each party will make any filings required by Law to be made by it in order to consummate the Transactions. Between the date of this Agreement and the Closing, the parties will (a) cooperate with respect to all filings that they may elect to make or may be required by Law to make in connection with the Transactions and (b) cooperate in obtaining all consents identified in Schedules 3.2 or 4.2.

      Section 5.5. Notification. Between the date of this Agreement and the Closing, each party to this Agreement will promptly notify each other party hereto in writing if such party becomes aware of any fact or condition that causes or constitutes a breach of any of its representations or warranties as of the date of this Agreement, or if such party becomes aware of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition; provided, however, that such disclosure shall not be deemed to cure any breach of a representation or warranty. Should any such fact or condition require any change in the Disclosure Schedules if such Disclosure Schedules were dated the date of the occurrence or discovery of any such fact or condition, the discovering party will promptly deliver to each other party a supplement to the Disclosure Schedules specifying such change. During the same period, each party to this Agreement will promptly notify each other party hereto of the occurrence of any breach of any covenant or agreement by such party in this Article V or otherwise in this Agreement or of the occurrence of any event that may make the satisfaction of the conditions in Articles VI or VII impossible or unlikely; provided, however, that such disclosure shall not be deemed to cure any breach of a covenant or agreement or to satisfy a condition. Each party to this Agreement shall promptly notify each other party hereto of any default, the threat or commencement of any Proceeding or any development that occurs before the Closing that could in any way materially affect such party, the Business or the ability of such party to consummate the Transactions.

      Section 5.6. No Negotiation. Until this Agreement is terminated pursuant to Article X, neither the Company, nor Stockholder nor any of their respective Affiliates or Representatives will directly or indirectly solicit, initiate or encourage any inquiries or proposals from, discuss or negotiate with, provide any information to or consider the merits of any unsolicited inquiries or proposals from, any Person (other than Buyer) relating to any transaction involving the sale of all or a substantial portion of the Business or any securities of the Company or any merger, consolidation, business combination or similar transaction involving the Company (each such transaction referred to herein as a "Proposed Acquisition Transaction"). The Company and Stockholder will immediately notify Buyer if any discussions or negotiations are sought to be initiated, any inquiry or proposal is made, or any information is requested with respect to any Proposed Acquisition Transaction and notify Buyer of the terms of any proposal which the Company or Stockholder or their Representatives may receive in respect of any such Proposed Acquisition Transaction, including without limitation the identity of the prospective purchaser or soliciting party. The Company and Stockholder shall also provide Buyer with a copy of any offer.

      Section 5.7. Review of Supplier and Customer Relationships. The parties hereto shall jointly cooperate in the notification of the customers and suppliers set forth in Schedule 3.23 concerning the Transactions. The manner, means and method of communication with such customers and suppliers shall be mutually determined by the parties hereto; provided that all communications with ChevronTexaco related to the consent to assign and right of first refusal provisions of the Lube Agreements shall be in accordance with the requirements of the Lube Agreements.

      Section 5.8. Efforts. Between the date of this Agreement and the Closing, each of the parties to this Agreement will use its good faith efforts to cause the conditions in Articles VI and VII to be satisfied. Buyer will use reasonable efforts to obtain appropriate financing or approval and consent of CIT, Sterling and First American Bank.

      Section 5.9. Restrictive Covenants.

            (a) Covenant Not to Compete. Neither the Company nor Stockholder shall, for a period of five (5) years after the Closing Date (the "Non-Compete Period"), directly or indirectly engage in, have any interest in, own, manage, operate, join, control or otherwise participate in any activity with any Person (whether as an advisor, director, officer, employee, agent, representative, principal, partner, joint venturer, owner, investor, security holder, consultant or otherwise) which, directly or indirectly, competes with, or in any way materially interferes with, the Business or the businesses of Buyer in any states in which the Business is conducted or in which Buyer now or hereafter does business during such five year period; provided, however, that Stockholder may own, directly or indirectly, solely as a passive investment, securities of any entity traded on any national securities exchange or automated quotation system, so long as Stockholder has no other relationship with such entity and does not, directly or indirectly, own more than one percent (1%) of any class of securities of such entity.

            (b) Non-Solicitation. For a period of five years after Closing, neither the Company nor Stockholder nor shall, without the prior written consent of Buyer:

                  (i) directly or indirectly solicit, induce or influence any third party sales representative, supplier, lender, lessor or any other person which has a business relationship with Buyer or which had on the date of this Agreement a business relationship with the Company relating to the Business to discontinue, reduce the extent of, discourage the development of, or otherwise harm such relationship with Buyer; or

                  (ii) directly or indirectly attempt to induce any customer of Buyer to terminate any contract or otherwise divert from Buyer any trade or business being conducted by any such customer with Buyer or directly or indirectly attempt to solicit, induce or influence any prospective or past customer of Buyer or the Company relating to the Business to discontinue, reduce the extent of, or not conduct business with Buyer; or

                  (iii) directly or indirectly recruit, solicit, induce or influence any employee or sales agent of Buyer (whether or not an employee or sales agent of the Company prior to the Closing), including without limitation, any Hired Employee, to discontinue such sales, employment or agency relationship with Buyer; or

                  (iv) employ, seek to employ or cause any other person or entity to employ or seek to employ as a sales representative or employee any person who is then (or was at any time since the Closing) employed by Buyer, including without limitation, any Hired Employee, until such person has not been a sales representative of, or otherwise employed by, Buyer for a period of at least six months; or

                  (v) directly or indirectly denigrate or in any manner undertake to discredit Buyer or an officer, employee, director, stockholder or any successor thereof or any person, operation or entity associated with the Transactions contemplated by this Agreement.

            (c) Nondisclosure of Confidential Information. Except as and to the extent required by law, the Company and Stockholder hereby agree that neither of them will, either during the Non-Compete Period or any period thereafter, directly, indirectly or otherwise, disclose, publish, make available to, or use for their own benefit or the benefit of any Person for any reason or purpose whatsoever, any Confidential Information. The Company and Stockholder agree at Closing that all Confidential Information in their possession that is in written or other tangible form (together with all copies or duplicates thereof, including computer files) shall be delivered to Buyer and shall not be retained by the Company or Stockholder or furnished to any third party, in any form, including, without limitation, of any document, record, notebook, computer program or similar repository of or containing any such Confidential Information, except as provided herein. The parties hereto stipulate and agree that the foregoing matters are important, material and confidential proprietary information and trade secrets that affect the successful conduct of the Business.

            (c) Interpretation of Restrictions. If the length of time, type of activity, geographic area or other restrictions set forth in the restrictions of this Section 5.9 are deemed unreasonable in any court proceeding, the parties hereto agree that the court may reduce such restrictions to a scope that it deems reasonable to protect the substantial investment by Buyer in the Purchased Assets and Assigned Contracts.

            (d) Remedies. Each of the Company and Stockholder understands that Buyer will not have an adequate remedy at law for the breach or threatened breach by the Company or Stockholder of any one or more of the covenants set forth in this Section 5.9 and agrees that in the event of any such breach or threatened breach, Buyer may, in addition to the other remedies which may be available to it, file a suit in equity to enjoin the Company and Stockholder from the breach or threatened breach of such covenants. If Buyer commences legal action to enforce its rights under this Section 5.9, the prevailing party in such action shall be entitled to recover all of its costs and expenses in connection therewith, including reasonable attorneys' fees.

            (e) Suspension. Upon the occurrence and continuance of an Event of Default (as defined in the Promissory Notes) the restrictions set forth in this
Section 5.9 shall be suspended if Buyer shall fail to cure such Event of Default within ten (10) days after written notice thereof by Company to Buyer. Notwithstanding the foregoing, upon the cure or discontinuance of such Event of Default the restrictions set forth in this Section 5.9 shall be immediately reinstated in full force and effect.

      5.10 Bulk Sales Compliance. The Company (i) shall, at least thirty (30) days prior to the Closing Date, provide proper notification to the appropriate Governmental Authorities of the states in which the Business is conducted, shall request an application for a tax clearance certificate from the appropriate Governmental Authorities of such states, and shall promptly forward to the Buyer a copy of any such certificate received; (ii) shall make timely filings under, and provide any notices to creditors, pursuant to the bulk sales or transfer provisions of the Uniform Commercial Code, as in effect in any applicable jurisdiction, and (iii) shall make all other filings, if any, that are required to be made by the Company with any Governmental Authority under the applicable provisions of the bulk transfer laws of any jurisdiction.

      5.11 Transfer Taxes. Any transfer, documentary, sales, use, stamp, registration or other similar Tax or fee incurred in connection with the consummation of the Transactions shall be borne equally by the Company and Buyer (including, without limitation, sales and use taxes on vehicles and other equipment). The Parties shall cooperate in providing information for, and in the timely preparation of, any Tax return, exemption certificate or other documentation relating to Taxes described in this Section 5.11, or any real property or other personal property Tax returns.

      5.12 Use of Name. The Company hereby grants to Buyer an irrevocable, non-exclusive, royalty-free license to use the name "Clark Oil Company" anywhere in the world from and after the Closing Date and for a period of three (3) years.

      5.13 Employee Matters.

            (a) Access and Hiring of Active Employees. At any time prior to the Closing Date, Buyer shall have the right to interview all employees employed on the Closing Date by the Company primarily in connection with the Business as currently conducted, including employees on temporary leave of absence, including family medical leave, military leave, temporary disability or sick leave, but excluding employees on long term disability leave (the "Active Employees"). Subject to applicable Law, Buyer will have reasonable access to the facilities and personnel records (including performance appraisals, disciplinary actions, grievances, and medical records) of the Company for the purpose of preparing for and conducting employment interviews with Active Employees selected by Buyer will conduct the interviews as expeditiously as possible prior to the Closing Date. Access will be provided by the Company upon reasonable prior notice during normal business hours. Notwithstanding the foregoing, Buyer shall not be obligated to hire any Active Employee. Prior to the Closing Date, Buyer shall provide the Company with a list of the Active Employees that Buyer intends to hire (the "Hired Employees"). Effective immediately before the Closing, the Company will terminate the employment of all the Hired Employees and release the Hired Employees from any restrictive covenants in favor of the Company.

            (b) No Commitment of Employment. The Company, the Stockholder and Buyer acknowledge and agree that (i) Buyer's intent to interview Active Employees as set forth in this Section 5.13 shall not constitute any commitment, Contract or understanding (expressed or implied) of any obligation on the part of Buyer to a post-Closing employment relationship of any fixed term or duration or upon any terms or conditions other than those that Buyer may establish pursuant to individual offers of employment, and (ii) any employment offered by Buyer is "at will" and may be terminated by Buyer or by an employee at any time for any reason (subject to any written commitments to the contrary made by Buyer or an employee and any applicable Law). Nothing in this Agreement shall be deemed to prevent or restrict in any way the right of Buyer to terminate, reassign, promote or demote any of the Hired Employees after the Closing, or to change adversely or favorably the title, powers, duties, responsibilities, functions, locations, salaries, other compensation or terms or conditions of employment of such employees. Nothing in this Section 5.13 shall be construed as an assumption by Buyer of any of the Company's liabilities or obligations with respect to the Active Employees.

                                   ARTICLE VI.
               CONDITIONS PRECEDENT TO BUYER'S OBLIGATION TO CLOSE

      Buyer's obligation to purchase the Purchased Assets, to pay the Purchase Price, to assume the Assumed Obligations and to take the other actions required to be taken by Buyer at the Closing are subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived in writing by Buyer, in whole or in part):

      Section 6.1. Accuracy of Representations. All of the representations and warranties of the Company and Stockholder in this Agreement (considered collectively) and each of these representations and warranties (considered individually), must have been accurate in all respects as of the date of this Agreement and must be accurate in all respects as of the Closing Date as if made on the Closing Date, without giving effect to any supplement to the Disclosure Schedules.

      Section 6.2. Performance of the Company and Stockholder. All of the covenants and obligations that the Company and Stockholder are required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively) and each of these covenants and obligations (considered individually), must have been performed and complied with, and the Company shall have tendered delivery of all items that it is required to deliver at the Closing.

      Section 6.3. Consents. Each of the Consents identified in Schedules 3.2 and 4.2 must have been obtained and must be in full force and effect; provided, however, that with respect to any consents required under the Railroad Leases, Buyer shall have the option, in its sole discretion, of entering into new leases with Union Pacific and/or BNSF in lieu of obtaining such consents. In the event that Buyer shall enter into such leases with Union Pacific and/or BNSF, the Company shall cause each of the related Railroad Leases to terminate as of the Closing Date and be of no further force and effect.

      Section 6.4. Lender Consents. Buyer's lenders shall have consented to the Transactions.

      Section 6.5. No Proceedings. Since the date of this Agreement, there must not have been commenced or threatened against Buyer, Stockholder, the Company or against any Person affiliated with the Company, any Proceeding (a) involving any challenge to, or seeking damages or other relief in connection with, any of the Transactions or (b) that may have the effect of preventing, delaying, making illegal or otherwise interfering with any of the Transactions.

      Section 6.6. Financing. Buyer shall have secured any financing required to consummate the purchase of the Purchased Assets and the other Transactions, upon terms and subject to conditions reasonably satisfactory to it.

      Section 6.7 ChevronTexaco's Right of First Refusal. The parties hereto understand and acknowledge that ChevronTexaco retains a right of first refusal ("Right of First Refusal") to purchase the Company's interest in any assets used by the Company for the sale and distribution of Chevron and Texaco branded lubrication products in the event Company desires to sell or otherwise transfer all or a significant part of such assets. A decision by ChevronTexaco declining to exercise its Right of First Refusal (or an expiration of the Right of First Refusal without being exercised) shall be a condition precedent to the obligation of Buyer to close the Transactions contemplated by this Agreement.

      Section 6.8. No Material Adverse Change. There shall not have occurred a Material Adverse Change since December 31, 2004 in the Business or future prospects of the Business.

      Section 6.9. FleetCor Agreement. Buyer shall have entered into agreements with FleetCor Technologies Inc., or an Affiliate thereof, with respect to the supply of fuel to "captive" sites and the use of "Fuelman" fleet cards at Buyer's facilities on terms and conditions reasonably satisfactory to Buyer.

      Section 6.10. Other Documents. Each of the Transaction Documents shall have been executed and delivered by each of the parties thereto in form and substance reasonably satisfactory to Buyer.

      Section 6.11. Disclosure Schedules. The Company shall have delivered all of the Disclosure Schedules to Buyer on or prior to March 4, 2005 and all of the Disclosure Schedules shall be in form and substance satisfactory to Buyer in its sole discretion.

                                  ARTICLE VII.
                             CONDITIONS PRECEDENT TO
                        THE COMPANY'S OBLIGATION TO CLOSE

      The obligation of the Company to sell the Purchased Assets, assign the Assigned Contracts and take the other actions required to be taken by the Company at the Closing are subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by the Company in whole or in part):

      Section 7.1. Accuracy of Representations. All of the representations and warranties of Buyer in this Agreement (considered collectively), and each of these representations and warranties (considered individually), must have been accurate in all respects as of the date of this Agreement, and must be accurate in all respects as of the Closing as if made on the Closing Date, without giving effect to any supplement to the Disclosure Schedules.

      Section 7.2. Buyer's Performance. All of the covenants and obligations that Buyer is required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), must have been duly performed and complied with, and Buyer shall have tendered delivery of all items and payments that it is required to deliver at the Closing.

      Section 7.3. Consents. Each of the Consents identified in Schedules 3.2 and 4.2 must have been obtained and must be in full force and effect.

                                  ARTICLE VIII.
                                 INDEMNIFICATION

      Section 8.1. Survival of Representations, Etc. The representations and warranties of the Company, Stockholder and Buyer contained herein shall survive until March 31, 2007; provided, however, that the representations and warranties contained in Sections 3.10 (Taxes), 3.11(Employee Benefits) and 3.17 (Environmental Matters) shall continue to survive until sixty (60) days after the expiration of the applicable statute of limitations (giving effect to any waiver or extension thereof) and that the representations and warranties contained in Sections 3.1 (Organization and Good Standing of Company), 3.2 (Authority; No Conflict) and (3.5 (Title) shall survive indefinitely. Notwithstanding the foregoing, if prior to termination of a representation or warranty, an indemnified party shall have delivered a Claim Notice under Section 8.2, then those representations and warranties as to which the Claim Notice applies shall survive until the claim is resolved. The right to indemnification, payment of Damages or other remedy based on such representations, warranties, covenants and obligations will not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or obligation. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, payment of Damages, or other remedies based on such representations, warranties, covenants and obligations.

      Section 8.2. Indemnification.

            (a) By the Company and Stockholder. The Company and Stockholder shall jointly and severally indemnify, save and hold harmless Buyer and its Affiliates (collectively, the "Company Indemnified Parties"), from and against any and all costs, losses, Liabilities, obligations, damages, lawsuits, deficiencies, claims, demands and expenses (whether or not arising out of third party claims), including without limitation interest, penalties, costs of mitigation, losses in connection with or arising out of CERCLA, any equivalent state statute or any other Environmental Law (including without limitation any clean-up, remedial correction or responsive action), damages to the Environment, attorneys' fees and all amounts paid in investigation, defense or settlement of any of the foregoing (herein, "Damages"), incurred in connection with, arising out of, resulting from or incident to: (i) any breach of any representation or warranty (determined without regard to qualification by the terms "material", "materiality" or "Material Adverse Effect", or other words of similar import) made by the Company or Stockholder in this Agreement; (ii) any breach of any covenant or agreement made by the Company or Stockholder in this Agreement;
(iii) any Environmental, Health and Safety Liabilities arising out of events, circumstances or conditions occurring or in existence on or before the Closing Date and the consequences of such events circumstances and conditions except to the extent that they have been worsened by actions or events occurring at a Facility after the Closing Date; (iv) any brokerage or similar commission or other compensation with respect to a third party who acted as a broker, finder, investment banker, advisor, consultant or appraiser or in any similar capacity on behalf of Stockholder or the Company in connection with the Transactions; (v) any failure by the Company to fully satisfy and perform when due the Retained Liabilities; and (vi) the Exchange.

      The term "Damages" as used in this Article VIII is not limited to matters asserted by third parties against any indemnified party, but includes Damages incurred or sustained by an indemnified party in the absence of third party claims. Payments by any indemnified party of amounts for which such indemnified party is indemnified hereunder shall not be a condition precedent to recovery. The rights and remedies provided in this Article VIII shall be exclusive as to any Damages incurred by a party under this Agreement; provided, however, that nothing herein shall preclude a party from exercising its rights under this Agreement and applicable law to equitable remedies, including without limitation specific performance and injunctions.

            (b) By Buyer. Buyer shall indemnify, save and hold harmless the Company and its Affiliates (the "Buyer Indemnified Parties") from and against any and all Damages incurred in connection with, arising out of, resulting from or incident to (i) any breach of any representation or warranty made by Buyer in this Agreement, (ii) any breach of any covenant or agreement made by Buyer in this Agreement, or (iii) any failure by Buyer to satisfy and fully perform when due all Assumed Liabilities.

            (c) Cooperation. The indemnified party shall cooperate in all reasonable respects with the indemnifying party (including without limitation its attorneys) in the investigation, trial and defense of any lawsuit or action and any appeal arising therefrom; provided, however, that the indemnified party may, at its own cost, participate in negotiations, arbitrations and the investigation, trial and defense of such lawsuit or action and any appeal arising therefrom. The parties shall cooperate with each other in any notifications to insurers. The indemnified party shall at all times keep the indemnifying party informed of all information and documents relating to the Claim of which it is aware and, if requested by the indemnifying party, give the indemnifying party and its Representatives reasonable access to the personnel of the indemnified party and/or its Representatives, as appropriate, and to any relevant premises, chattels, accounts, documents and records within the power, possession or control of such Persons to enable the indemnifying party and its Representatives to examine such Claim.

            (d) Defense of Claims. If a claim for Damages (a "Claim") is to be made by a party entitled to indemnification hereunder against the indemnifying party, the party claiming such indemnification shall, give written notice (a "Claim Notice") to the indemnifying party promptly after the party entitled to indemnification becomes aware of any fact, condition or event which may give rise to Damages for which indemnification may be sought under this Section 8.2.

If any lawsuit or enforcement action is filed against any party entitled to the benefit of indemnity hereunder, written notice thereof shall be given to the indemnifying party as promptly as practicable (and in any event within ten (10) calendar days after the service of the citation or summons). The failure of any indemnified party to give timely notice hereunder for any purpose shall not affect rights to indemnification hereunder, except to the extent that the indemnifying party has been damaged by such failure. After such notice, if the indemnifying party shall acknowledge in writing to the indemnified party that the indemnifying party shall be obligated under the terms of its indemnity hereunder in connection with such lawsuit or action, then the indemnifying party shall be entitled, if it so elects at its own cost, risk and expense, (i) to take control of the defense and investigation of such lawsuit or action, (ii) to employ and engage attorneys of its own choice, but, in any event, reasonably acceptable to the indemnified party, to handle and defend the same unless the named parties to such action or proceeding (including any impleaded parties) include both the indemnifying party and the indemnified party and the indemnified party has been advised by counsel that there may be one or more legal defenses available to such indemnified party that are different from or additional to those available to the indemnifying party, in which event the indemnified party shall be entitled, at the indemnifying party's cost, risk and expense, to separate counsel of its own choosing and (iii) to compromise or settle such lawsuit or action, which compromise or settlement shall be made only with the written consent of the indemnified party, such consent not to be unreasonably withheld.

      If the indemnifying party fails to assume the defense of such lawsuit or action within fifteen (15) calendar days after receipt of the Claim Notice, the indemnified party against which such lawsuit or action has been asserted will (upon delivering notice to such effect to the indemnifying party) have the right to undertake, at the indemnifying party's cost and expense, the defense, compromise or settlement of such lawsuit or action on behalf of and for the account and risk of the indemnifying party; provided, however, that such lawsuit or action shall not be compromised or settled without the written consent of the indemnifying party, which consent shall not be unreasonably withheld, conditioned or delayed. If the indemnified party settles or compromises such lawsuit or action without the prior written consent of the indemnifying party, the indemnifying party will bear no liability hereunder for or with respect to such lawsuit or action. In the event the indemnified party assumes the defense of the lawsuit or action, the indemnified party will keep the indemnifying party reasonably informed of the progress of any such defense, compromise or settlement. The indemnifying party shall be liable for any settlement of any action effected pursuant to and in accordance with this Section 8.2 and for any final judgment (subject to any right of appeal) and the indemnifying party agrees to indemnify and hold harmless an indemnified party from and against any Damages by reason of such settlement or judgment.

            (e) Right to Set-Off. Buyer shall have the right to set-off against any amount due under either Promissory Note any amount to which it is entitled under Article II or this Article VIII. If Buyer claims entitlement to any amount under Article II or this Article VIII and such claim is disputed by the Company, Buyer's failure to make any payment under either Promissory Note on the basis of such claim shall not constitute an event of default under such Promissory Note; provided, if Buyer is ultimately determined not to be entitled to such amount Buyer shall make such payment promptly after a final determination to that effect is made; and provided, further, that Buyer shall only be able to rely on this sentence with respect to claims it makes in good faith. If Buyer asserts a right to set-off pursuant to this paragraph, Buyer shall give written notice to the Stockholder to such effect at the time the payment under the Promissory Note being set-off would otherwise be due.

            (f) Limitation of Liability.

                  (i) Company Indemnified Parties may not recover Damages until the aggregate amount of Damages relating to all claims for which Company Indemnified Parties are seeking indemnification under Section 8.2(a) exceed $100,000 (the "Threshold"); provided, however, that in the event that the aggregate amount of Damages for which Company Indemnified Parties are seeking indemnification pursuant to Section 8.2(a) exceeds the Threshold, then Company Indemnified Parties shall be entitled to recover the full amount of such damages from the first dollar. Notwithstanding the provisions of this Article VIII, the Company and the Stockholder shall not be liable for indemnification in excess of the sum of the Base Purchase Price for breaches of representations and warranties other than those set forth in Sections 3.10 (Taxes), 3.11(Employee Benefits) and 3.17 (Environmental Matters).

                  (ii) Buyer Indemnified Parties may not recover Damages until the aggregate amount of Damages relating to all claims for which Company Indemnified Parties are seeking indemnification under Section 8.2(b) exceed $100,000 (the "Threshold"); provided, however, that in the event that the aggregate amount of Damages for which Buyer Indemnified Parties are seeking indemnification pursuant to Section 8.2(b) exceeds the Threshold, then Buyer Indemnified Parties shall be entitled to recover the full amount of such damages from the first dollar. Notwithstanding the provisions of this Article VIII, Buyer shall not be liable for indemnification in excess of the Base Purchase Price.

                                   ARTICLE IX.
                                   TERMINATION

      Section 9.1. Termination Events. This Agreement may, by notice given prior to or at the Closing, be terminated:

            (a) by the Company, on the one hand, or by Buyer, on the other hand, if a breach of any covenant or agreement in this Agreement has been committed by the other party and such breach has not been cured, fifteen days after written notice of the breach, or expressly waived in writing;

            (b) by Buyer at any time prior to Closing if it discovers a breach of any representation or warranty of the Company or Stockholder, which breach is not cured before the Closing Date;

            (c) (i) by Buyer if any of the conditions in Article VI have not been satisfied as of the Closing or if satisfaction of such a condition is or becomes impossible (other than through the failure of Buyer to comply with its obligations under this Agreement) and Buyer has not expressly waived such condition in writing on or before the Closing; or (ii) by the Company, if any of the conditions in Article VII has not been satisfied as of the Closing or if satisfaction of such a condition is or becomes impossible (other than through the failure of the Company or the Stockholder to comply with their obligations under this Agreement) and the Company has not expressly waived such condition in writing on or before the Closing;

            (d) by mutual consent of Buyer and the Company;

            (e) by Buyer pursuant to Section 1.6;

            (f) by Buyer if ChevronTexaco shall have exercised its Right of First Refusal under either of the Lube Agreements;

            (g) by either Buyer or the Company if the Closing has not occurred (other than through the failure of any party seeking to terminate this Agreement to comply fully with its obligations under this Agreement) on or before May 15, 2005, or such later date as the parties may agree upon in writing; or

            (h) by Buyer if the Disclosure Schedules are not in form and substance satisfactory to Buyer in its sole discretion.

      Section 9.2. Effect of Termination.

            (a) If this Agreement is terminated pursuant to Section 9.1, all future obligations of the parties under this Agreement except as set out in
Section 9.2(b), will terminate, except that the obligations in Sections 10.6 and
10.10 shall survive termination.

            (b) Notwithstanding the termination of this Agreement, each party shall be entitled to recover Damages for any breach by another Party of any covenant prior to the termination of this Agreement.

                                   ARTICLE X.
                                  MISCELLANEOUS

      Section 10.1. Assignment. Buyer may not assign this Agreement without the prior written consent of the Company; provided, however, that Buyer may assign this Agreement and all of the rights and obligations hereunder to an Affiliate of Buyer, in which event, Buyer shall be released from all Liability hereunder.

      Section 10.2. Notices. All notices, requests, demands and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given when received if personally delivered; when transmitted if transmitted by telecopy and an appropriate confirmation is received; the day after it is sent, if sent for next day delivery to a domestic address by recognized overnight delivery service (e.g., Federal Express); and upon receipt, if sent by certified or registered mail, return receipt requested. In each case notice shall be sent to:

If to the Company or Stockholder, addressed to:

         William H. Clark, Jr.
         Clark Oil Company
         P.O. Box 876
         Ada, Oklahoma  74821
         Telecopy: 580-332-4164

With copies to:

         William Bailey Cook III, Esq.
         121 South Broadway
         P.O. Box 1391 Ada, Oklahoma 74820 Telecopy: 580-436-4737

If to Buyer addressed to:

         United Fuel & Energy Corporation
                  405 N. Marienfeld
                  Midland, Texas 79702
         Attn:  Scott Heller, President and CEO
         Telecopy:  432-571-8099

With copies to:

         Nixon Peabody LLP
         Clinton Square
         P.O. Box 31051
         Rochester, New York  14603
         Attn:  Roger Byrd, Esq.
         Telecopy:  585-263-1600

or to such other place and with such other copies as any party may designate as to itself by written notice to the others.

      Section 10.3. Choice of Law. This Agreement shall be construed in accordance with and governed by the laws of the State of Texas (without giving effect to its conflicts of law principles).

      Section 10.4. Entire Agreement; Amendments and Waivers. This Agreement, together with all Exhibits, Appendices and Schedules hereto (including the Disclosure Schedules and the other agreements referred to herein), constitutes the entire agreement among the parties pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties. This Agreement may not be amended except in an instrument in writing signed on behalf of each of the parties hereto. No amendment, supplement, modification or waiver of this

Agreement shall be binding unless executed in writing by the party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

      Section 10.5. Multiple Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

      Section 10.6. Expenses. Except as set forth in Section 5.11, each party to this Agreement will bear its respective expenses incurred in connection with the preparation, execution, and performance of this Agreement and the Transactions, including all fees and expenses of agents, representatives, counsel, and accountants.

      Section 10.7. Invalidity. In the event that any one or more of the provisions contained in this Agreement or in any other instrument referred to herein, shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, then to the maximum extent permitted by law, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any other such instrument.

      Section 10.8. Titles. The titles, captions or headings of the Articles and Sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

      Section 10.9. Publicity. Except as required by law, none of Buyer, the Company, or Stockholder, nor any of their respective Representatives or Affiliates shall issue any press release or make any public statement regarding this Agreement and the Transactions contemplated hereby, without prior written approval of the other parties; provided, however, that in the case of announcements, statements, acknowledgments or revelations which any party hereto is required by law to make, issue or release, the making, issuing or releasing of any such announcement, statement, acknowledgment or revelation by the party so required to do so by law shall not constitute a breach of this Agreement if such party shall have given, to the extent reasonably possible, not less than two (2) business days prior notice to the other party, and shall have attempted, to the extent reasonably possible, to clear such announcement, statement, acknowledgment or revelation with the other party. Each party hereto agrees that it will not unreasonably withhold any such consent or clearance. Buyer may, without the consent of Stockholder, issue or make an appropriate press release or public announcement after the Closing.

      Section 10.10. Confidential Information.

            (a) No Disclosure. The parties acknowledge that the Transactions described herein are of a confidential nature and shall not be disclosed except to Buyer and its Representatives, consultants, and Affiliates and to prospective lenders and their Representatives, or as required by law, until such time as the parties make a public announcement regarding the Transaction as provided in
Section 10.9.

            (b) Preservation of Confidentiality. In connection with the negotiation of this Agreement, the preparation for the consummation of the Transactions, and the performance of obligations hereunder, Buyer acknowledges that it will have access to confidential and proprietary information relating to Stockholder and the Company and Stockholder acknowledges it will have access to confidential information relating to Buyer and its Affiliates, in each case, including technical, customer or marketing information, ideas, methods, developments, improvements, business plans, trade secrets, statistical data, specifications or other proprietary information relating thereto, together with all analyses, compilations, studies or other documents, records or data prepared by Stockholder and the Company or Buyer, as the case may be, or their respective Representatives or Affiliates, which contain or otherwise reflect or are generated from such information ("Confidential Information"). The term "Confidential Information" does not include information received by one party in connection with the Transactions contemplated hereby which (i) is or becomes generally available to the public other than as a result of a disclosure by such party or its Representatives, (ii) was within such party's possession prior to its being furnished to such party by or on behalf of the other party in connection with the Transactions contemplated hereby, provided that the source of such information was not known by such party to be bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to the other party or any other Person with respect to such information or (iii) becomes available to such party on a non-confidential basis from a source other than the other party or any of their respective Representatives, provided that such source is not bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to the other party or any other Person with respect to such information.

            (c) Each party shall treat all Confidential Information of the other party as confidential, preserve the confidentiality thereof and not disclose any such Confidential Information, except to its Representatives, Affiliates and, in the case of Buyer, potential financing sources who need to know such Confidential Information in connection with the Transactions contemplated hereby. Each party shall use all reasonable efforts to cause its Representatives to treat all such Confidential Information of the other party as confidential, preserve the confidentiality thereof and not disclose any such Confidential Information. If, however, Confidential Information is disclosed, the party responsible for such disclosure shall immediately notify the other party in writing and take all reasonable steps required to prevent further disclosure.

            (d) Until the Closing or the termination of this Agreement, all Confidential Information shall remain the property of the party who originally possessed such information. In the event of the termination of this Agreement for any reason whatsoever, each party shall, and shall cause its Representatives to, return to the other party all Confidential Information (including all copies, summaries and extracts thereof) furnished to such party by the other party in connection with the Transactions contemplated hereby.

            (e) If one party or any of its Representatives or Affiliates is requested or required (by oral questions, interrogatories, requests for information or documents in legal proceedings, subpoena, civil investigative demand or other similar process) or is required by operation of law to disclose any Confidential Information, such party shall provide the other party with prompt written notice of such request or requirement, which notice shall, if practicable, be at least forty-eight (48) hours prior to making such disclosure, so that the other party may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement. If, in the absence of a protective order or other remedy or the receipt of such a waiver, such party or any of its Representatives are nonetheless, in the opinion of counsel, legally compelled to disclose Confidential Information, then such party may disclose that portion of the Confidential Information which such counsel advises is legally required to be disclosed, provided that such party uses its reasonable efforts to preserve the confidentiality of the Confidential Information, whereupon such disclosure shall not constitute a breach of this Agreement.

      Section 10.11. Burden and Benefit. This Agreement shall be binding upon and shall inure to the benefit of, the parties hereto and their respective successors and permitted assigns. There are no third party beneficiaries of this Agreement; provided, however, that any Person that is not a party to this Agreement but, by the terms of Section 8.2, is entitled to indemnification, shall be considered a third party beneficiary of this Agreement, with full rights of enforcement as though such Person was a signatory to this Agreement.

      Section 10.12. Waiver. No waiver by any party of any default or breach by another party of any representation, warranty, covenant or condition contained in this Agreement, any Schedule, Exhibit, Annex or any document, instrument or certificate contemplated hereby shall be deemed to be a waiver of any subsequent default or breach by such party of the same or any other representation, warranty, covenant or condition. No act, delay, omission or course of dealing on the part of any party in exercising any right, power or remedy under this Agreement or at law or in equity shall operate as a waiver thereof or otherwise prejudice any of such party's rights, powers and remedies. All remedies, whether at law or in equity, shall be cumulative and the election of any one or more shall not constitute a waiver of the right to pursue other available remedies. The closing of the Transactions shall not waive any rights or claims that survive hereunder, including but not limited to rights under indemnities provided herein. Investigations or examinations made by Buyer or its Representatives and information obtained as a result thereof shall not constitute a waiver of any representation, warranty, obligation, covenant or agreement of Stockholder or the Company.

      Section 10.13. Attorneys' Fees. If any party to this Agreement brings an action to enforce its rights under this Agreement, the prevailing party shall be entitled to recover its costs and expenses, including without limitation reasonable attorneys' fees, incurred in connection with such action, including any appeal of such action.

      Section 10.14. Representation by Counsel. Each party hereto represents and agrees with each other that it has been represented by or had the opportunity to be represented by, independent counsel of its own choosing, and that it has had the full right and opportunity to consult with its respective attorney(s), that to the extent, if any, that it desired, it availed itself of this right and opportunity, that it or its authorized officers (as the case may be) have carefully read and fully understand this Agreement in its entirety and have had it fully explained to them by such party's respective counsel, that each is fully aware of the contents thereof and its meaning, intent and legal effect, and that it or its authorized officer (as the case may be) is competent to execute this Agreement and has executed this Agreement free from coercion, duress or undue influence.

      Section 10.15. No Interpretation Against Drafter. This Agreement is the product of negotiations between the parties hereto represented by counsel and any rules of construction relating to interpretation against the drafter of an agreement shall not apply to this Agreement and are expressly waived.

      Section 10.16. Further Assurances. The parties hereto agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as may be reasonably requested by another party hereto for the purpose of carrying out the intent of this Agreement and the Transactions contemplated by this Agreement.

                            (Signature Pages Follow)

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on their respective behalf, by their respective officers thereunto duly authorized, all as of the day and year first above written.

                                       BUYER:

                                       United Fuel & Energy Corporation
                                       a Texas corporation

                                       By: /s/ Scott Heller
                                           ----------------------------
                                               Scott Heller, President

                                       COMPANY:

                                       Clark Oil Company
                                       an Oklahoma corporation

                                       By: /s/ William H. Clark, Jr.
                                           ------------------------------------
                                               William H. Clark, Jr., President

                                       STOCKHOLDERS:

                                       William H. Clark, Jr.

                                       /s/ William H. Clark, Jr.
                                       -------------------------
                                           William H. Clark, Jr.

                                       Martin T. Clark

                                       /s/ Martin T. Clark
                                       -------------------
                                           Martin T. Clark

                                   APPENDIX A

                                  Defined Terms

      The following terms, when capitalized in the Agreement, shall have the meanings set forth in this Appendix A:

      "Active Employees" shall have the meaning set forth in Section 5.13.

         "Affiliate" shall mean any Person controlling, controlled by or under common control with the named party, any spouse, child (natural or adopted), sibling, parent or in-law of the named party or any officer or director of the named party.

      "Agreement" shall mean this Asset Purchase Agreement.

      "Assigned Contracts" shall have the meaning set forth in Section 1.1(a)(iv); provided, for purposes of Article III, the term shall include any Contract which would, as of the date the representations and warranties contained in Article III are made, be an Assigned Contract if the Closing occurred on such date.

      "Assumed Liabilities" shall have the meaning set forth in Section 1.5.

      "Balance Sheet" shall have the meaning set forth in Section 3.3(a).

      "BNSF" shall mean Burlington Northern and Sante Fe Railway Company.

      "BNSF Leases" shall mean, collectively, (i) that certain lease agreement between BNSF and the Company designated as (F) 14156 and dated March 7, 1961, as amended and (ii) that certain lease agreement between BNSF and the Company designated as L-18360 and dated August 21, 1972, as amended.

      "Buyer" shall have the meaning set forth in the preamble of this Agreement.

      "Buyer Indemnified Parties" shall have the meaning set forth in Section 8.2(b).

      "CERCLA" shall mean the United States Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. ss. 9601 et seq., as amended.

      "Chevron Agreement" shall mean that certain Chevron Lubrication Marketer Agreement, dated as of November 1, 2001, by and between the Company and ChevronTexaco.

      "ChevronTexaco" shall mean ChevronTexaco Global Lubricants, a division of Chevron U.S.A., Inc., a Pennsylvania corporation.

      "CIT" shall mean The CIT Group/Business Credit, Inc.

      "Claim" shall have the meaning set forth in Section 8.2(d).

      "Claim Notice" shall have the meaning set forth in Section 8.2(d).


Appendix A -- Page 1

      "Cleanup" shall mean any investigation, cleanup, removal, containment or other remediation or response actions.

      "Closing" shall mean the consummation of the transactions provided for in the Agreement.

      "Closing Date" shall mean the date on which the Closing actually takes place.

      "Collateral Assignment" shall have the meaning set forth in Section 1.2(a)(ii).

      "Company" shall have the meaning set forth in the preamble of this Agreement.

      "Company Indemnified Parties" shall have the meaning set forth in Section 8.2(a).

      "Confidential Information" shall have the meaning set forth in Section 10.10.

      "Contract" shall mean any agreement, contract, obligation, promise or undertaking (whether written or oral and whether express or implied) that is legally binding.

      "Damages" shall have the meaning set forth in Section 8.2(a).

      "Disclosure Schedules" shall mean the Schedules prepared and delivered by the Company for and to Buyer and dated as of the date hereof which set forth the exceptions to the representations and warranties contained herein and certain other information called for by this Agreement. Unless otherwise specified, each reference in this Agreement to any numbered Schedule is a reference to that numbered Schedule which is included in the Disclosure Schedules.

      "Encumbrance" shall mean any charge, claim, community property interest, condition, equitable interest, lien, option, pledge, security interest, mortgage, right of first refusal or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

      "Excluded Assets" shall have the meaning set forth in Section 1.1(b).

      "Environment" shall mean soil, land surface or subsurface strata, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins and wetlands), groundwater, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life and any other environmental medium or natural resource.

      "Environmental, Health and Safety Liabilities" shall mean any cost, damage, expense, liability, obligation or other responsibility arising from or under any Environmental Law or Occupational Safety and Health Law and consisting of or relating to:


Appendix A -- Page 2

                  (a) any environmental, health or safety matters or conditions (including on-site or off-site contamination, occupational safety and health and regulation of chemical substances or products);

                  (b) fines, penalties, judgments, awards, settlements, legal or administrative proceedings, damages, losses, claims, demands and response, investigative, remedial or inspection costs and expenses arising under any Environmental Law or Occupational Safety and Health Law;

                  (c) financial responsibility under any Environmental Law or Occupational Safety and Health Law for Cleanup costs or corrective action, including any Cleanup required by applicable Environmental Law or Occupational Safety and Health Law (whether or not such Cleanup has been required or requested by any Governmental Body or any other Person) and for any natural resource damages; or

                  (d) any other compliance, corrective investigative or remedial measures required under any Environmental Law or Occupational Safety and Health Law.

      The terms "removal," "remedial" and "response action" include the types of activities covered by CERCLA.

      "Environmental Law" shall mean all federal, state, district, and local laws, all rules or regulations promulgated thereunder and all orders, consent orders, judgments, notices, notice requirements, agency guidelines or restrictions and licenses, permits or demand letters issued, promulgated or entered pursuant thereto, relating to pollution or protection of the Environment (including, without limitation, ambient air, surface water, ground water, the preservation or protection of waterways, drinking water, land surface, wildlife, plants or other natural resources), including without limitation (a) laws relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals, materials, wastes or other substances into the Environment and (b) laws relating to the identification, generation, manufacture, processing, distribution, use, treatment, storage, disposal, recovery, transport or other handling of pollutants, contaminants, chemicals, industrial materials, wastes or other substances. Environmental Laws shall include, without limitation, CERCLA, the Federal Water Pollution Control Act (33 U.S.C. ss. 1251 et seq.), RCRA, the Safe Drinking Water Act (21 U.S.C. ss. 349, 42 U.S.C. ss.ss. 201, 300f), the Toxic Substances Control Act (15 U.S.C. ss. 2601 et seq.), the Clean Air Act (42 U.S.C. ss. 7401 et seq.) or any other similar federal, state or local law of similar effect, each as amended.

      "Environmental Permits" shall mean all licenses, permits, approvals, authorizations, Consents or orders of, or filings with, any Governmental Body, whether federal, state or local, required for the operation of the Facilities under Environmental Laws.

      "Escrow Agent" shall have the meaning set forth in Section 1.4(c).

      "Exchange" shall have the meaning set forth in Section 1.8(a).

      "Facilities" shall mean any real property, leaseholds or other interests currently or formerly owned or operated by the Company and any buildings,


Appendix A -- Page 3
plants, structures or equipment (including motor vehicles, tank cars and rolling stock) currently or formerly owned, used or operated by the Company.

      "Financial Statements" shall have the meaning set forth in Section 3.3(a).

      "GAAP" shall mean United States generally accepted accounting principles and practices.

      "Governmental Authorization" shall mean any approval, consent, license, permit, waiver or other authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body pursuant to any Law.

      "Governmental Body" shall mean any:

                  (a) nation, state, county, city, town, village, district or other jurisdiction of any nature;

                  (b) federal, state, local, municipal or other government;

                  (c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official or entity and any court or other tribunal); or

                  (d) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature.

      "Hazardous Activity" shall mean the distribution, generation, handling, importing, management, manufacturing, processing, production, refinement, Release, storage, transfer, transportation, treatment or use (including any withdrawal or other use of groundwater) of Hazardous Materials in, on, under, about or from the Facilities or any part thereof into the Environment and any other act, business, operation or thing that increases the danger or risk of danger or poses an unreasonable risk of harm to Persons or property on or off the Facilities or that may affect the value of the Facilities or the Company.

      "Hazardous Materials" shall mean any waste or other substance that is listed, defined, designated or classified as, or otherwise determined to be, hazardous, radioactive infectious, reactive, corrosive, ignitable, flammable or toxic or a pollutant or a contaminant subject to regulation, control or remediation under any Environmental Law (whether solids, liquids or gases), including any mixture or solution thereof, and specifically including petroleum and all derivatives thereof or synthetic substitutes therefor, polychlorinated biphenyls, radon gas, urea formaldehyde and asbestos or asbestos-containing materials.

      "IRS" shall mean the United States Internal Revenue Service or any successor agency.

      "Knowledge," "to the knowledge of" and words of similar import shall mean
(i) in the case of an individual, the particular fact was actually known or reasonably should have been known to such individual, and (ii) in the case of an


Appendix A -- Page 4
entity, the fact was known or reasonably should have been known to its directors, officers, chief financial officer, controller, in-house attorney(s) and/or general manager.

      "Law" shall mean any federal, state, local, or municipal, statute, law, administrative order, constitution, ordinance, principles of common law, rule or regulation.

      "Liability" shall mean any direct or indirect liability, indebtedness, obligation, commitment, expense, claim, deficiency, deferred income, guaranty or endorsement of or by any Person of any type, whether known, unknown, accrued, absolute, contingent, matured or unmatured.

      "Lube Agreements" shall mean, collectively, the Chevron Agreement and the Texaco Agreement.

      "Material Adverse Effect" or "Material Adverse Change" shall mean any significant and substantial adverse effect or change in the condition (financial or other), business, prospects, results of operations, Liabilities or operations of any party, its business and/or assets or on the ability of such party or its partners, members, Stockholder or shareholders, as the case may be, to consummate the Transactions, or any event or condition which could, with the passage of time, constitute a "Material Adverse Effect" or "Material Adverse Change." With respect to the Company or the Subsidiaries and with respect to effects or changes that are primarily financial in nature, a Material Adverse Effect or Material Adverse Change will be deemed to have occurred where the cost of such effect or change would be in excess of $100,000.

      "Mortgage" shall have the meaning set forth in Section 1.2(a)(ii).

      "Occupational Safety and Health Law" shall mean any Legal Requirement designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards, and any program, whether governmental or private (including those promulgated or sponsored by industry associations and insurance companies), designed to provide safe and healthful working conditions.

      "Order" shall mean any award, decision, injunction, judgment, order, ruling, consent or other decree, subpoena or verdict entered, issued, made or rendered by any court, administrative agency or other Governmental Body or by any arbitrator.

      "Organizational Documents" shall mean: (a) the articles or certificate of incorporation, and the bylaws of a corporation; and (b) all amendments thereto.

      "Permitted Encumbrances" means any (a) liens for current Taxes not yet due and payable, (b) statutory liens of carriers, laborers, materialmen, mechanics, repairmen or warehousemen, and other similar liens imposed by law for liabilities or obligations not yet due and payable and (c) with respect to the Real Property, such liens and other imperfections of title of public record as do not materially detract from the value or impair the use of the property subject thereto or make such property unmarketable.


Appendix A -- Page 5

      "Permitted Materials" shall mean petroleum products and other products sold by the Company in the ordinary course of business and stored at the Facilities for future sale to the Company's Customers including, without limitation, the Inventory.

      "Person" shall mean any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union or other entity or Governmental Body.

      "Proceeding" shall mean any action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

      "Promissory Notes" shall have the meaning set forth in Section 1.2(a)(ii).

      "Purchased Assets" shall have the meaning set forth in Section 1.1(a); provided, for purposes of Article III, the term shall include any asset which would, as of the date the representations and warranties contained in Article III are made, be a Purchased Asset if the Closing occurred on such date.

      "Railroad Leases" shall mean, collectively, the BNSF Leases and the Union Pacific Leases.

      "RCRA" shall mean the Resource Conservation and Recovery Act, 42 U.S.C. ss. 6901 et seq., as amended.

      "Release" shall mean and include any spilling, leaking, pumping, pouring, injecting, emitting, discharging, depositing, escaping, leaching, migrating, dumping or other releasing into the Environment or the workplace, whether intentional or unintentional, and as otherwise defined in any Environmental Law.

      "Representative" shall mean any officer, director, attorney, agent, employee, consultant, advisor or other representative, including legal counsel, accountants and financial advisors.

      "Retained Liabilities" shall have the meaning set forth in Section 1.5.

      "Securities Act" shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder or any successor law.

      "Security Agreement" shall have the meaning set forth in Section
1.2(a)(ii).

      "Stockholder Assets" shall have the meaning set forth in Section 1.1(c).

      "Tax" or "Taxes" shall mean any federal, state, local or other tax, levy, impost, fee, assessment or other governmental charge, including without limitation income, estimated income, gross receipts, business, occupation, fuel, excise, franchise, property, ad valorem, payroll, personal property, sales, transfer, use, employment, commercial rent, occupancy, escheat or withholding taxes, and any premium, together with any interest, penalties and additions in connection with the foregoing.


Appendix A -- Page 6

      "Tax Return" shall mean any return (including any information return), declaration, report, estimate, statement, schedule, notice, form or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of, or compliance with, any Legal Requirement relating to any Tax.

      "Texaco Agreement" shall mean that certain Texaco Lubrication Marketer Agreement, dated as of January 1, 2002, by and between the Company and ChevronTexaco.

      "Threat of Release" shall mean a substantial likelihood of a Release that may require action in order to prevent or mitigate damage to the Environment that may result from such Release.

      "Trade Secrets" shall have the meaning set forth in Section 1.1(a)(vi).

      "Transaction Documents" shall have the meaning set forth in Section
3.2(a).

      "Transactions" shall mean the sale of the Purchased Assets by the Company to Buyer and the other transactions contemplated by this Agreement.

      "Union Pacific" shall mean Union Pacific Railroad Company.

      "Union Pacific Leases" shall mean, collectively, (i) that certain lease agreement between Union Pacific and the Company designated as OK-511 and dated March 5, 1985, as amended and (ii) that certain lease agreement between Union Pacific and the Company designated as OK-737 and dated December 30, 1996, as amended.


Appendix A -- Page 7

                     List of Omitted Schedules and Exhibits

The Schedules and Exhibits to the Agreement listed below have been omitted from this filing. United Fuel will furnish supplementally to the Commission, upon request, a copy of any omitted Schedule or Exhibit.

Schedule 1.1(a)(ii)            -    Owned Real Property
Schedule 1.1(a)(iii)           -    Tangible Property
Schedule 1.1(a)(iv)(C)         -    Owned Real Property
Schedule 1.1(a)(iv)(I)         -    Other Agreements
Schedule 3.1                   -    Foreign Qualification
Schedule 3.2                   -    Seller Related Consents
Schedule 3.3                   -    Financial Statements
Schedule 3.5(b)                -    Leases
Schedule 3.5(c)                -    Liens and Encumbrances
Schedule 3.7                   -    Accounts Receivable
Schedule 3.8                   -    Inventory
Schedule 3.9                   -    Undisclosed Liabilities
Schedule 3.10                  -    Taxes
Schedule 3.11                  -    Employee Benefits
Schedule 3.12                  -    Compliance with Laws
Schedule 3.13                  -    Legal Proceedings
Schedule 3.14                  -    Absence of Changes
Schedule 3.15                  -    Contracts
Schedule 3.16                  -    Insurance
Schedule 3.17                  -    Environmental
Schedule 3.18                  -    Employees
Schedule 3.22                  -    Related Party Transactions
Schedule 3.23                  -    Customers and Suppliers
Schedule 3.24                  -    Brokers and Finders
Schedule 4.2                   -    Buyer Related Consents
Schedule 4.4                   -    Brokers and Finders

Exhibit A                      -    Form of Promissory Note
Exhibit B                      -    Form of Mortgage
Exhibit C                      -    Form of Security Agreement
Exhibit D                      -    Form of Assignment and Assumption Agreement
Exhibit E                      -    Form of Bill of Sale